Exhibit 10.42

SALE AND PURCHASE AGREEMENT

(Home2 Suites by Hilton Prattville, 2505 Legends Dr., Prattville, Alabama)

This SALE AND PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 9th day of May, 2019 (the “Effective Date”), by and between, PHG PRATTVILLE, LLC, a Georgia limited liability company (“Seller”), and Lodging Fund REIT III OP, LP a Delaware limited partnership (“Buyer”).

R E C I T A L S

A.                                    Seller desires to sell to Buyer, and Buyer desires to acquire from Seller, the “Property” (as hereinafter defined) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual undertakings of the parties hereto, it is hereby agreed as follows:

1.                                      Purchase and Sale; Certain Definitions.

1.1                         Purchase and Sale of the Property. On the terms and conditions herein set forth, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Property.

1.2                         Certain Definitions. As used herein, the following terms are defined as follows:

1.2.1                     “Hotel” means the Home2 Suites by Hilton Prattville, located on the Land in Prattville, Alabama, commonly identified as 2505 Legends Drive, Prattville, Alabama 36066.

1.2.2                     “Land” means the land described in Exhibit A.

1.2.3                     “Existing Franchise Agreement” means that certain Relicensing Franchise Agreement having an effective date of February 11, 2015 and between Seller and Hilton Franchise Holding LLC (“Franchisor”), as Franchisor, and Seller, as Franchisee. It is intended that the Existing Franchise Agreement will be terminated prior to Closing (as hereinafter defined) and the New Franchise Agreement will have been entered into.

1.2.4                     “New Franchise Agreement” means that certain Franchise License Agreement with respect to the Hotel between Franchisor and Buyer that is anticipated to be approved and executed as of to the Closing Date (as hereinafter defined).

1.2.5                     “Existing Hotel Management Agreement” means that certain Management Agreement between Seller and Hotel Manager.

1.2.6                     “Hotel Manager” means Peachtree Hospitality Management, LLC, a Georgia limited liability company.

1.2.7                     “Property” means all of Seller’s right, title and interest in and to (a) the Land, together with all easements, licenses, rights of way and appurtenances benefitting the Land, and (b) (i) all improvements, structures and facilities located upon the Land (the “Improvements”; together with the Land and other items listed in clause (a), collectively, the “Real Property”), (ii) all fixtures, furnishings (including all pool furniture), artwork, telephone switch and system, automobiles, computers, systems, equipment and items of personal property (other than cash) used in the operation of the Improvements on or attached or appurtenant to the Improvements (collectively, the “Personal Property”), (iii) all food, liquor, wine and other beverages, including such food, liquor and other beverages held for sale in hotel rooms within the Improvements, and all consumable supplies and inventories of every kind and nature including “Inventories of Merchandise” and “Inventories of Supplies” as such terms are defined in the most current Uniform System of Accounts for Hotels published by the Hotel Association of New York City, Inc., in each case owned by Seller as of the Closing Date and located at, and used in connection with the operation of, the Improvements, including cleaning supplies, guest supplies, paper supplies, stationary, bar supplies, robes, slippers, fuel, laundry supplies, engineering supplies, sundry or gift shop inventory and room, food and beverage linen, glassware and silverware, linen and terry (in no event less than 2 par) whether in use or held in stock or storage for future use in connection with Seller’s ownership, operation or maintenance of the Improvements, if any, and (iv) all “Continuing Agreements and Equipment Leases” (as hereinafter defined) and, to the extent assignable, all licenses, permits and authorizations presently issued in connection with the operation of all or any part of the Hotel and/or Property and entitlements for approved and future development of the Property, warranties, if any, issued to Seller by any manufacturer or contractor in connection with the Improvements or the Personal Property, copyrights, trademarks, trade names, including the use of the right to use the name “Home2 Suites By Hilton Prattville” or any variation thereof, and any licenses related to the foregoing that relate to the business being conducted at the Hotel, other than any Home2 Suites brand concepts and software licenses used by Seller in the corporate offices of Seller (the matters described in this clause (iv) collectively called the “Intangible Property”), each such piece and parcel of Intangible Property, to the extent assignable.  Notwithstanding anything to the contrary, the “Property” does not include the fixtures, personal property or intellectual property or other assets owned by or proprietary to (A) the lessor, supplier, vendor, licensor or other party under any Continuing Agreements and Equipment Leases, (B) any Hotel Employee, (C) any guest or customer of the Hotel, (D) Seller’s Hotel Manager and (E) the Franchisor or any of its affiliates.

1.2.8                     “Closing” means the consummation of the purchase and sale of the Property as contemplated by this Agreement.

2.                                      Purchase Price.

2.1                         Amount of Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be FOURTEEN MILLION SEVEN HUNDRED FIFTY and NO/100 DOLLARS ($14,750,000.00). The allocation of the Purchase Price between Real Property, Personal Property and Intangible Property will be negotiated and may be agreed to prior to the expiration of the Due Diligence Period, and subsequently incorporated in this Agreement as Schedule 2.1 (the “Purchase Price Allocation”). Notwithstanding anything to the contrary contained herein, if Buyer and Seller are unable to agree to the allocation of the Purchase Price between Real Property, Personal Property and Intangible Property prior to the expiration of the Due Diligence Period, and Buyer does not terminate this Agreement prior to the expiration of the Due Diligence Period, then the parties hereto shall use Seller’s proposed allocation of the Purchase Price between Real Property, Personal Property and Intangible Property as set forth on Schedule 2.1 attached hereto. Nothing herein shall compel either Buyer or Seller to utilize such allocations for its individual income tax purposes and Buyer and Seller shall be free to utilize any such allocations for income tax purposes as such party may elect in its sole and absolute discretion.

2.2                         Payment of Purchase Price. The Purchase Price shall be paid to Seller by Buyer as follows:

2.2.1                     Deposit. No later than one (1) business day after the Effective Date, Buyer shall deliver to First American Title Insurance Company (“Title Company”), at its offices at 6 Concourse Pkwy NE, Suite 2000, Atlanta, GA 30328, Attention: Barbara Morgan; Email: bmorgan@firstam.com, in its capacity as escrow agent (“Escrow Agent”), an initial earnest money deposit in the form of a cashier’s check or wire transfer of immediately available funds in the amount of Two Hundred Thousand and No/100 Dollars ($200,000.00) (such cash deposit, together with all accrued interest thereon, shall be referred to as the “Initial Deposit”). If this Agreement is not terminated pursuant to Section 3.1.7, the Buyer shall deposit with the Escrow Agent on the first (1st) business day following expiration of the Due Diligence Period an additional One Hundred Thousand and No/100 Dollars ($100,000.00) (such cash deposit, together with all accrued interest thereon, shall be referred to as the “Additional Deposit”) in the form of a cashier’s check or wire transfer in immediately available funds. If such Additional Deposit is not timely deposited, the same shall constitute a material default hereunder and Seller may terminate this Agreement, in which event the Initial Deposit, and all interest accrued thereon, shall be immediately delivered to Seller as liquidated damages in accordance with Section 10.2, and the obligations of the parties hereunder shall terminate (and no party hereto shall have any further obligation in connection herewith except under those provisions that expressly survive a termination of this Agreement). The Initial Deposit and, if delivered, the Additional Deposit, together with all accrued interest thereon, are collectively herein called the “Deposit.” The Deposit shall be nonrefundable to Buyer except as otherwise herein expressly provided. The Deposit, and all portions thereof, shall be held in escrow and invested by Escrow Agent in accordance with the terms of a separate escrow agreement in the form of Exhibit B attached hereto and dated as of the date hereof by and among Buyer, Seller and Escrow Agent (the “Deposit Escrow Agreement”). Upon the sale of the Property, the Deposit shall be delivered to Seller and applied as a credit towards the Purchase Price.

2.2.2                     Payment of Balance of Purchase Price. The balance of the Purchase Price, as adjusted by any adjustments, prorations, credits, and allocations of income and expenses provided for in this Agreement (as so adjusted, the “Closing Payment”), shall be paid by Buyer delivering the Closing Payment to Escrow Agent by federal funds wire transfer of immediately available funds.

2.2.3                     Closing Date. Buyer shall deliver the Closing Payment and the Closing shall occur on the thirtieth (30th) day following the expiration of the Due Diligence

Period (the “Closing Date”) or such other time as mutually agreed upon in writing by the parties.

3.                                      Due Diligence.

3.1                         Access.

3.1.1                     Right of Access. Except for title and survey matters (which shall be governed by the provisions of Section 4 below), and subject to the provisions hereinafter set forth, Buyer shall have the right, during the period commencing on the Effective Date and ending at 5:00 PM CST on Wednesday, June 12, 2019 (the “Due Diligence Period”), within which to perform and complete all of Buyer’s due diligence examinations, reviews and inspections of all matters pertaining to the purchase of the Property, including the Agreements and Equipment Leases, Personal Property, Intangible Property, all permits, licenses, management agreements, leases, service contracts, and all physical, environmental and compliance matters and conditions respecting the Property. During the Due Diligence Period, Seller shall provide Buyer with access to the Property (subject to reasonable Seller restrictions, the rights of users of the Hotel, and this Section 3.1) upon reasonable advance notice and shall also make available to Buyer (to the extent in Seller’s possession) such leases, service contracts, reports, studies, permits, licenses and other information relating to the operation of the Property as Buyer shall reasonably request. Additionally, during the Due Diligence Period, Buyer shall, to the extent Buyer’s deems it necessary to acquire any liquor licenses, file any and all paperwork reasonably necessary to acquire any liquor licenses. Without limitation on the foregoing, in no event shall Buyer: (a) conduct any on-site activity that includes any intrusive physical testing (environmental, structural or otherwise) at the Property (such as soil borings, water samplings or the like) without Seller’s express written consent, which consent, as to intrusive physical testing, may be given or withheld in Seller’s sole discretion (and Buyer shall, in all events, promptly return the Property to their respective prior condition and repair thereafter) and which may be further conditioned upon, among other things, Seller’s approval of the following: (i) the insurance coverage of the contractor who will be conducting such testing; (ii) the scope and nature of the testing to be performed by such contractor; and (iii) a written confidentiality agreement by such contractor in form reasonably satisfactory to Seller; (b) contact any consultant or other professional engaged by Seller without Seller’s express written consent; or (c) contact any governmental authority having jurisdiction over the Property without Seller’s express written consent (which consent as to governmental authorities shall not be unreasonably withheld), other than (i) ordinary contact normally associated with routine due diligence examinations and is limited to a review of government records, notices and/or new permit or license transfer paperwork. Prior to conducting any discussions with government officials regarding Buyer’s due diligence pursuant to subsection (c)(i) of the immediately preceding sentence, Buyer will provide Seller twenty-four (24) hours advance written notice and Buyer further covenants to keep Seller reasonably apprised of the results of any such discussions.

3.1.2                     Procedures for Inspections. In conducting any inspection of the Property or otherwise accessing the Property, Buyer shall at all times comply with all laws and regulations of all applicable governmental authorities, and Buyer shall not (a) interfere with the business of Seller (or any of its guests) conducted at the Property or disturb the use or occupancy of any occupant of the Property, (b) damage the Property, or (c) contact or have any discussions with any of Seller’s or the Hotel Employees, agents or representatives, or with any guests at, or contractors providing services to, the Property, unless in each case Buyer obtains the prior consent of Seller; provided, however, that Buyer may have discussions with the Hotel General Manager, Chief Engineer, Director of Sales, and Head Housekeeper (collectively the “Key Personnel”) without Seller’s consent so long as Buyer provides the Property Contact with at least twenty-four (24) hours advance written notice of such Key Personnel discussions. In conducting the foregoing inspection or otherwise accessing the Property, and Buyer shall require its agents, attorneys, contractors, and all others who assist Buyer in connection with such inspections (collectively, “Buyer’s Representatives”) to, at all times comply with, and shall be subject to, the matters provided above. Buyer shall schedule and coordinate all inspections or other access with Seller and shall give Seller at least two (2) business days’ prior notice thereof. Seller shall be entitled to have a representative present at all times during each such inspection or other access, Seller’s primary contact at during due diligence is Jon Kapit (“Property Contact”). Buyer agrees to pay to Seller on demand the cost of repairing and restoring any damage or disturbance which Buyer or Buyer’s Representatives shall cause to the Property. All inspection fees, appraisal fees, engineering fees and other costs and expenses of any kind incurred by Buyer or Buyer’s Representatives relating to such inspection and its other access shall be at the sole expense of Buyer. In the event that the Closing hereunder shall not occur for any reason whatsoever (other than Seller’s default), Buyer shall: (A) if requested by Seller by written notice provided to Buyer, promptly deliver to Seller without representation or warranty, copies of all tests, reports and inspections of the Property, made and conducted by Buyer or Buyer’s Representatives or for Buyer’s benefit which are in the possession or control of Buyer or Buyer’s Representatives, and (B) promptly return to Seller copies of all due diligence materials delivered by Seller to Buyer or destroy all copies and abstracts thereof subject to standard record retention policies, it being understood that all such materials remain confidential. The provisions of this Section 3.1.2 shall survive the Closing or any termination of this Agreement.

3.1.3                     Insurance for Inspections. Prior to conducting any on-site inspection of the Property, Buyer shall obtain, and during the period of such inspection shall maintain, at its expense, commercial general liability insurance, including a contractual liability endorsement, and personal injury liability coverage, naming Seller, as the certificate holder, from an insurer reasonably acceptable to Seller, which insurance policies must have limits for bodily injury and death of not less than One Million Dollars ($1,000,000) for any one occurrence and not less than Two Million Dollars ($2,000,000) for property damage liability for any one occurrence. Prior to making any entry upon the Property, Buyer shall furnish to Seller a certificate of insurance evidencing the foregoing coverages.

3.1.4                     Termination of Agreements and Equipment Leases. On or prior to the expiration of the Due Diligence Period, Buyer shall give Seller written notice (the “Contract Notice”) designating those “Agreements and Equipment Leases” (as hereinafter defined) which Buyer wishes Seller to terminate as of the Closing Date (the “Unassumed Agreements and Equipment Leases”) and those Agreements and Equipment Leases which Buyer elects to assume as of Closing Date (the “Continuing Agreements and Equipment Leases”). The failure of Buyer to timely give the Contract Notice shall be deemed to constitute Buyer’s election to assume all Agreements and Equipment Leases as Continuing Agreements and Equipment Leases as of the Closing Date. Seller shall use commercially reasonable efforts to terminate the Unassumed Agreements and Equipment Leases effective as of the Closing Date, provided such termination is permitted by the listed Unassumed Agreements and Equipment Leases and shall be at no cost to Seller, and the failure to terminate any such Unassumed Agreements and Equipment Leases shall not be deemed a default by Seller hereunder. Notwithstanding the foregoing, Buyer shall be obligated to assume all Agreements and Equipment Leases which are not terminable on thirty (30) days or less notice, or are terminable only upon payment of a fee, and any such Agreements and Equipment Leases shall be deemed Continuing Agreements and Equipment Leases to be assumed by Buyer as of the Closing Date.  Notwithstanding the foregoing provisions of this Section 3.1.4, Seller shall cause to be terminated on or before the Closing (i) the Existing Hotel Management Agreement, and (ii) any agreement affecting the Hotel and/or the Property to which an affiliate of Seller and/or an affiliate of any of Seller’s direct or indirect members is a party.

3.1.5                     Indemnification for Inspections. Buyer shall indemnify and hold Seller and its respective disclosed or undisclosed, direct and indirect shareholders, officers, directors, trustees, partners, principals, members, employees, agents, affiliates, representatives, consultants, accountants, contractors and attorneys or other advisors, and any successors or assigns of the foregoing (collectively with Seller, “Seller Related Parties”) harmless from and against any and all losses, costs, damages, liens, claims, liabilities or expenses (including, but not limited to, reasonable attorneys’ fees, court costs and disbursements) incurred by any Seller Related Parties arising from or by reason of Buyer’s and/or Buyer’s Representatives’ access to, or inspection of, the Property (including damage to property and injury to persons caused by any tests, inspections or other due diligence conducted by or on behalf of Buyer). The provisions of this Section 3.1.5 shall survive the Closing or any termination of this Agreement.

3.1.6                     Certain Matters. Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to deliver to Buyer any property condition reports or any confidential or proprietary materials, including the following: (a) information contained in Seller’s (or any of Seller’s affiliates’) credit reports, credit authorizations, credit for financial analyses or projections, steering committee sheets, account summaries or other internal documents relating to the Property, including any valuation documents and the book value of the Property; (b) material which is subject to attorney client privilege or which is attorney work product or may not be disclosed pursuant to any order or agreement in any arbitration, litigation or other proceeding; (c) appraisal reports or letters; or (d) material which Seller is legally required not to disclose. The provisions of Section 3.1.6 shall survive the Closing or any termination of this Agreement.

3.1.7                     Due Diligence Termination Right.

(a)                                 At the expiration of the Due Diligence Period, and only in the event the Buyer provides a Satisfaction Notice as described in this paragraph 3.1.7 (a),

this Agreement shall continue in full force and effect unless, prior to the expiration of the Due Diligence Period, Buyer shall have notified Seller and Escrow Agent in writing of Buyer’s election to proceed with the acquisition of the Property (the “Buyer’s Satisfaction Notice”). For the avoidance of doubt, if the Due Diligence Period expires without Buyer providing Satisfaction Notice signed only by Norman Leslie, then Buyer shall be deemed to have exercised its right of termination and the Buyer will be entitled to a return of the Initial Deposit.

(b)                                 If Buyer does not timely deliver the Buyer’s Satisfaction Notice as provided for in Section 3.1.7(a) above, the obligations of the parties hereunder shall terminate (and no party hereto shall have any further obligation in connection herewith except under those provisions that expressly survive a termination of this Agreement) and the Initial Deposit shall be released to Buyer by Escrow Agent, within three (3) business days after Buyer notifies in writing both the Seller and Escrow Agent of the Buyer’s desire to have the escrow released (the “Escrow Notice”), less (a) all escrow cancellation fees and (b) One Hundred Dollars ($100.00) (the “Independent Consideration”) which shall be delivered by Escrow Agent to Seller in consideration of Seller having entered into this Agreement.

3.1.8                     Due Diligence Items. In order to allow Buyer to evaluate the Property during the Due Diligence Period and thereafter and to assist Buyer in Buyer’s preparation for the ownership of the Property, Seller shall, within  five (5) business days following the Effective Date, make available to Buyer for review in electronic format, certain items, to the extent in Seller’s possession or control (including any and all amendments or modifications thereto up to and including the Closing Date), those items set forth on Schedule 3.1.8 attached hereto (collectively, the “Due Diligence Items”). Buyer acknowledges that Seller’s failure to provide any of the Due Diligence Items will not constitute a default by Seller and such failure shall entitle Buyer to a return of the Initial Deposit or Deposit (as applicable).

3.1.9                     Intentionally Omitted.

3.1.10              New Franchise Agreement.  Within five (5) business days after the Effective Date, Buyer shall file with Franchisor its application for the issuance the New Franchise Agreement.  Franchisor’s final approval of the New Franchise Agreement or a written commitment from Franchisor approving Buyer as a franchisee and committing to enter into a New Franchise Agreement at or upon the Closing is referred to herein as the “Franchisor Approval.” Buyer shall pay all its fees and costs related to the issuance of the New Franchise Agreement (including, without limitation, (i) any costs charged to Seller to effectuate the termination of Seller’s Existing Franchise Agreement or (ii) any costs or expenses in the event of Franchisor denying Buyer’s request for the issuance of the New Franchise Agreement, (those fees that are to be the sole responsibility of Buyer exclude any fees associated with the Seller’s Change of Ownership PIP report from the Franchisor, but specifically include the cost of any PIP work referenced therein).

4.                                      Title and Survey Matters.

4.1                         Delivery of Title and Survey. Within three (3) business days of the Effective Date Buyer shall (a) order from the Title Company a Title Commitment, along with copies of the recorded documents evidencing the exceptions to title stated therein (collectively, the “Title Commitment”); and Seller shall (b) deliver to Buyer a copy the most recent survey of the Land and hotel in its possession (the “Existing Survey”).

4.2                         Title and Survey Examination. Buyer shall satisfy itself prior to expiration of the Due Diligence Period that the Title Company is willing, pursuant to the Title Commitment, to issue a standard ALTA form of owner’s title insurance policy (the “Owner’s Policy”), indicating the fee interest of the Land to be vested of record in Buyer, subject solely to the “Permitted Exceptions” (as hereinafter defined). Unless Buyer gives written notice (“Title Disapproval Notice”) that it disapproves any exceptions to title shown on the Title Commitment, or any matters disclosed by the Existing Survey or a new survey secured by Buyer (“Updated Survey”), stating the title exceptions or Existing Survey or Updated Survey matters so disapproved, not later than ten (10) days prior to the expiration of the Due Diligence Period, Buyer shall be conclusively deemed to have approved the Existing Survey or Updated Survey and the Title Commitment. Upon receipt by Seller of a Title Disapproval Notice given in a timely manner, Seller may elect to notify Buyer (being a “Seller Response Notice”) as to each properly disapproved matter either that: (a) Seller elects not to cause such disapproved matter to be removed as of the Closing Date (or otherwise take any action with respect thereto), or (b) Seller intends to either: (i) use commercially reasonable efforts to cause such disapproved matter to be removed or released on or before the Closing Date; or (ii) use commercially reasonable efforts to cause the Title Company to insure over such disapproved matter; provided, however, Seller shall have no liability if for any reason, after electing either choice under (b) above, such additional disapproved matters are not removed, released, or insured over as aforesaid as of the Closing Date. If Buyer does not terminate this Agreement pursuant to Section 3.1.7, Buyer shall be deemed to have waived its objection to any disapproved exceptions or Existing Survey or Updated Survey matters set forth in the Title Disapproval Notice, except for those that Seller has expressly committed to cure (in 4.2(b) above) pursuant to a Seller Response Notice. Notwithstanding the foregoing, on or before the Closing Date, Seller shall cause the liens of any mortgage evidencing financing obtained or assumed by Seller, and any other undisputed monetary liens of an ascertainable amount caused by Seller and encumbering the Land or Improvements (other than non-delinquent real estate taxes and assessments relating to the Property), to be removed as an exception to title.

4.3                         Owner’s Policy. It is understood that Buyer may request a number of endorsements to or extended coverage for the Owner’s Policy. Buyer shall satisfy itself prior to the expiration of the Due Diligence Period that the Title Company will be willing to issue such endorsements or extended coverage in connection with the Owner’s Policy, and, accordingly, in no event shall the issuance of such endorsements, extended coverage or the Owner’s Policy constitute a condition to Buyer’s obligations under this Agreement.

4.4                         Permitted Exceptions. As used herein: “Permitted Exceptions” means the following: (a) the lien of any real estate taxes and assessments for the year in which the Closing is effectuated, and subsequent periods, provided that the same are prorated in accordance with this Agreement; (b) such matters set forth in the Title Commitment, Existing Survey or Updated Survey which are approved or deemed approved, pursuant to the terms hereof, by Buyer during the Due Diligence Period; (c) any “New Matter” (as hereinafter defined) which has been approved, or deemed approved by Buyer, pursuant to Section 4.6 below; (d) the printed exceptions which appear in the standard ALTA form of owner’s policy of title insurance issued by Title Company in the State of Alabama; and (e) all other matters of public record, including, but not limited to, all building, signage, land use and zoning ordinances, laws, regulations and restrictions by or of municipal and other governmental authorities.  After Closing, Seller shall have no liability to Buyer, and Buyer and its successors and assigns shall make no claim against Seller for the Permitted Exceptions. This provision shall survive the Closing.

4.5                         Updated Survey. Buyer shall have the right, at Buyer’s sole cost and expense, to update the Existing Survey prior to the expiration of the Due Diligence Period.

4.6                         New Matters. If an additional exception to title (“New Matter”) affecting the Property is first disclosed to or discovered by Buyer after the expiration of the Due Diligence Period, Buyer shall be deemed to have approved any such New Matter within five (5) days of Buyer’s discovery of such New Matter unless Buyer delivers to Seller within such time written notice of its objection thereto. Notwithstanding the foregoing, any New Matter that is the result of the activities of Buyer, shall be deemed approved by Buyer, and Buyer shall have no right to object to such New Matter. Seller may elect to use reasonable efforts to remove or cause the Title Company to bond, insure or endorse over such New Matter within thirty (30) days from the date of receipt of notice from Buyer with respect to the New Matter (and the Closing Date shall be extended as necessary to accommodate such cure period). In the event that within such thirty (30) day period Seller (a) does not elect to remove or cause the Title Company to bond, insure or endorse over such New Matter, or (b) elects but fails to remove or cause the Title Company to bond, insure or endorse over such New Matter, then within three (3) business days after the expiration of such period, Buyer, as its sole and exclusive remedy hereunder for such failure, shall elect in writing either (A) to terminate this Agreement by written notice to Seller, in which case the Initial Deposit or Deposit (as applicable) (less the Independent Consideration) shall be returned to Buyer, this Agreement shall be null and void and of no further force or effect and the parties hereto shall have no further obligations to the other (except for any obligations or liabilities that expressly survive termination of this Agreement), or (B) to waive the foregoing right of termination and all other rights and remedies on account of such New Matter and to close the transaction contemplated by this Agreement, without any reduction or abatement of the Purchase Price. If Buyer shall fail to timely make such election, then Buyer shall be deemed to have waived its objections to such disapproved New Matter.

4.7                         Form of Deed. Seller shall convey the Land to Buyer through the form of statutory warranty deed (or its local equivalent) attached hereto as Exhibit C (the “Deed”), which will convey the Land to Buyer subject to the Permitted Exceptions. All appurtenances to title to the Land shall be as are conveyed specifically in the Deed. After Closing, Seller shall have no liability to Buyer, and Buyer and its successors and assigns shall make no claim against Seller for the Permitted Exceptions. This provision shall survive the Closing.

5.                                      Conditions Precedent. The obligation of Buyer to purchase, and Seller to sell the Property as contemplated by this Agreement is subject to satisfaction of each of the following respective conditions precedent (any of which may be waived in writing by the party in whose favor such condition exists) on or before the applicable date specified for satisfaction of the applicable condition. If any of such conditions is not fulfilled (or so waived) pursuant to the terms of this Agreement, then, except as expressly provided in this Agreement, the party in whose favor such condition exists may elect not to proceed with this Agreement and, in connection with any such election made in accordance with this Section 5, Seller and Buyer shall be released from further obligation or liability hereunder (except for those obligations and liabilities which, pursuant to the terms of this Agreement, survive such termination and without releasing any party for a breach or default occurring prior to such termination), and the Deposit shall be disposed of in accordance with Section 10.

5.1                         No Bankruptcy or Dissolution. A condition precedent to Seller’s obligation to sell the Property shall be that, that at no time on or before the Closing Date shall any “Bankruptcy/Dissolution Event” (as hereinafter defined) have occurred with respect to Buyer or the managing members of Buyer. A condition precedent to Buyer’s obligation to purchase the Property shall be that that at no time on or before the Closing Date shall any Bankruptcy/Dissolution Event have occurred with respect to Seller or any managing members of Seller.

5.2                         Performance by Seller. The performance and observance, in all material respects, by Seller of all covenants and agreements of this Agreement to be performed or observed by Seller prior to or on the Closing Date under this Agreement shall be a condition precedent to Buyer’s obligation to purchase the Property. In addition, a condition precedent to Buyer’s obligation to purchase the Property shall be that the representations and warranties of Seller in this Agreement are true and correct in all material respects as of the Closing Date as if made on such Closing Date. Notwithstanding the foregoing, in the event a material change of circumstances not otherwise contemplated by this Agreement and which was not caused by Seller’s intentional breach of any of its obligations hereunder occurs on or prior to the Closing Date which causes any of Seller’s representations or warranties set forth in Section 8.1 to become untrue or in the event of an unintentional breach or unintentional default by Seller which causes any of Seller’s covenants to be untrue, in any event, such that the failure or failures of all such representations and warranties to be so true and correct would have a material adverse effect on the Property or the transaction contemplated by this Agreement (a “Change of Circumstances”), and, in either case, in the event that Buyer is not willing to waive its objection thereto, Seller shall have a period of thirty (30) days from the date of the discovery by Seller of such Change of Circumstances to cure such untrue fact, condition or covenant (and the Closing Date shall be extended as necessary to accommodate such cure period). In the event that Seller does not cure such Change of Circumstances within such thirty (30) day period, Buyer shall have the right, as Buyer’s sole and exclusive remedy hereunder for such failure, either (a) to terminate this Agreement by written notice to Seller, in which case, this Agreement shall be null and void and of no further force or effect and the parties hereto shall have no further obligations to the other and the Initial Deposit or Deposit (as applicable) (less the Independent Consideration) shall be refunded to Buyer, or (b) to waive the foregoing right of termination and all other rights and remedies on account of such Change of Circumstances and to close the transaction contemplated by this Agreement. Notwithstanding anything in this Section 5.3 to the contrary, the foregoing procedure with respect to a Change of Circumstances shall not be applicable to the intentional breach by Seller of any of its obligations hereunder, it being understood that the remedy for such a breach by Seller shall be in accordance with Section 10.1 hereof.

5.3                         Performance by Buyer. The performance and observance, in all material respects, by Buyer of all covenants and agreements of this Agreement to be performed or observed by Buyer prior to or on the Closing Date under this Agreement shall be a condition precedent to Seller’s obligation to sell the Property. In addition, a condition precedent to Seller’s obligation to sell the Property shall be that the representations and warranties of Buyer are true and correct in all material respects as of the Closing Date as if made on such Closing Date.

5.4                         Approved New Franchise Agreement. A condition precedent to Seller’s obligation to sell the Property shall be that (i) Buyer shall have obtained the Franchisor Approval, and (ii), that Franchisor is not asserting continuing obligations or liabilities under the Existing Franchise Agreement from and after the Closing Date.

5.5                         Termination of Management Agreement; New Management Agreement. A condition precedent to Buyer’s obligation to acquire the Property shall be that Seller shall have terminated the Existing Hotel Management Agreement on or before the Closing Date.

5.6                         Consequence of Failure of a Closing Condition. If either Buyer or Seller has the right to terminate this Agreement pursuant to this Section 5, then the party exercising its termination rights hereunder shall notify in writing the other party and Escrow Agent of such election (a “Section 5 Termination Notice”) prior to the Closing Date (or prior to the earlier date which may be required for such termination under the terms of this Agreement), and the specific condition or conditions giving rise to such election. If either party shall deliver a Section 5 Termination Notice, and such notice is accompanied by a demand that Escrow Agent deliver the Deposit to such party, Escrow Agent shall promptly request from the non-requesting party written confirmation that release of the Deposit to the requesting party is acceptable and upon receipt of such written confirmation (or if no written confirmation or objection is received within ten (10) business days of Escrow Agent’s request thereof), Escrow Agent shall deliver the Deposit to the requesting party as demanded, less the Independent Consideration, which shall be paid to Seller in all cases. If the non-requesting party raises an objection to release of the Deposit, the procedures set forth in the Deposit Escrow Agreement shall govern Escrow Agent’s obligation to release the Deposit hereunder.

6.                                      Closing Procedure. The sale and purchase herein provided shall be consummated (the “Closing”) through and pursuant to the escrow instructions reasonably acceptable to Buyer and Seller (the “Escrow Instructions”).

6.1                         Escrow. On or before 1:00 p.m. Eastern Standard Time on the business day immediately prior to the Closing Date, the parties shall make the deliveries set forth in Section 6.2 below into escrow with Escrow Agent in accordance with the Escrow Instructions.

6.2                         Delivery by Parties. At least one (1) business day prior to the Closing Date, the following items shall be delivered by the parties:

6.2.1                     Seller Deliveries. Seller shall deliver to Escrow Agent the following:

(a)                                 A copy of the Deed, duly executed and acknowledged by Seller;

(b)                                 An original bill of sale, assignment and assumption agreement for the Property (the “Bill of Sale”), in the form of Exhibit D attached hereto, duly executed by Seller;

(c)                                  An original duly executed certificate of Seller in the form of Exhibit E attached hereto, updating the representations and warranties contained in Section 8.1 hereof to the Closing Date and noting any changes thereto;

(d)                                 An original duly executed certificate of “non-foreign” status in the form of Exhibit F from Seller and any required state withholding or non-foreign status certificate;

(e)                                  A draft copy of the “Closing Statement” (as hereinafter defined, to be finalized and executed on the day of Closing); and

(f)                                   Such additional documents as may be reasonably required the Title Company in order to consummate the transactions hereunder (provided the same do not increase in any material respect the costs to, or liability or obligations of, Seller in a manner not otherwise provided for herein). In no event shall Seller be obligated to provide any indemnity or other document to the Title Company with respect to the issuance of the Owner’s Policy other than (but subject to the limitation set forth in the first sentence of this subparagraph) the owner’s affidavit in the form of Exhibit G.

(g)                                  A duly executed Development Restriction Agreement in the form attached hereto as Exhibit K.

6.2.2                     Buyer Deliveries. Buyer shall deliver to Escrow Agent the following:

(a)                                 The Bill of Sale, duly executed by Buyer;

(b)                                 A duly executed certificate of Buyer in the form of Exhibit H attached hereto, updating the representations and warranties contained in Section 9.1 hereof to the Closing Date and noting any changes thereto;

(c)                                  A draft copy of the “Closing Statement” (as hereinafter defined, to be finalized and executed on the day of Closing);

(d)                                 Evidence reasonably satisfactory to Seller and Title Company respecting the due organization of Buyer and the due authorization and execution of this Agreement and the documents required to be delivered hereunder; and

(e)                                  Such additional documents as may be reasonably required by Seller and Title Company in order to consummate the transactions hereunder (provided the same do not increase in any material respect the costs to, or liability or obligations of, Buyer in a manner not otherwise provided for herein).

6.2.3                     Closing Payment.  Buyer shall deliver the Closing Payment on the day of Closing.

6.3                         Closing Costs. With reference to the Closing, Buyer shall pay the costs and expenses associated with the following: (i) the  cost of the title search and the cost of the premium and all other costs associated with the Owner’s Policy, including, without limitation, any extended coverage or endorsements to the Owner’s Policy and the cost of updating the Existing Survey or obtaining the Updated Survey, (ii) Buyer’s due diligence costs and property inspection fees, including the cost of the Buyer Reports it deems necessary, (iii) obtaining any financing the Buyer may elect to obtain (including, without limitation, any fees, financing costs, mortgage, lender’s insurance policy, recordation taxes, and documentary stamps in connection therewith), (iv) all costs, expenses, and fees associated with obtaining the approval of Buyer by Franchisor and issuance of the New Franchise Agreement by Franchisor, (v) one-half (1/2) of all of Escrow Agent’s escrow or closing charges, (vi) all recording costs arising from the transfer of the Hotel and recordation of the Deed, and (vii) all transfer taxes imposed by the municipality, county and/or state, sales taxes, documentary stamp taxes, and similar charges. With reference to the Closing, Seller shall pay the costs and expenses associated with the following: one-half (1/2) of all of Escrow Agent’s escrow or closing charges. Buyer and Seller shall each be responsible for the payment of the costs of their respective legal counsel, advisors and other professionals employed thereby in connection with the sale of the Property. Any other costs of closing shall be paid in accordance with what is customary in Elmore County, Alabama. Current taxes shall be prorated on a 365-day due date basis.

6.4                         Adjustments, Allocations and Prorations. The following provisions shall govern the adjustments and prorations that shall be made at Closing and the allocation of income and expenses from the Property between Seller and Buyer. Except as expressly provided to the contrary in this Section 6.4, all items of revenue, cost and expense of the Property, with respect to the period prior to 11:59 P.M. CST (the “Cut-Off Time”) on the day prior to the Closing Date, shall be for the account of Seller and all items of revenue, cost and expense of the Property, with respect to the period after 11:59 P.M. on the day prior to the Closing Date, shall be for the account of Buyer. Any net adjustment in favor of Buyer shall be credited against the Purchase Price at the Closing. Any net adjustment in favor of Seller shall be paid in cash or cash equivalent at the Closing by Buyer to Seller.

6.4.1                     Real Property Taxes, Personal Property Taxes, Impositions and Other Assessments. All real property taxes, personal property taxes, assessments and other governmental impositions of any kind or nature, shall be prorated at Closing on an accrual basis for the calendar year in which the Closing occurs, without taking into account any discount allowed on account of prepayment or early payment of taxes. Such proration shall be done in accordance with the following provisions:

(a)                                 Allocation of Real Property Taxes, Personal Property Taxes, Impositions and Other Assessments. Seller shall be responsible for all real property taxes, personal property taxes for goods purchased prior to the Closing Date (but not related to the sale of any portion of the Property contemplated by this Agreement), regardless of when payable and when billed, impositions and other assessments that are attributable to the period prior to the Closing Date, and Buyer shall be responsible for all real property taxes, personal property taxes for goods purchased on or after the Closing Date (but not related to the sale of any portion of the Property contemplated by this Agreement), regardless of when payable and when billed, impositions and other assessments that are attributable to the period from and after the Closing Date.

(b)                                 Adjustment of Tax Rate or Assessment. If the real property tax rate, personal property tax rate or any assessment has not been set for the fiscal year in which the Closing occurs, then the proration of such real property tax, personal property tax or assessment shall be based upon the rate of the assessment for the preceding fiscal year for such tax or assessment which has not been set for the fiscal year in which the Closing occurs, and such proration shall be promptly adjusted between Seller and Buyer upon presentation of written evidence that the actual taxes or assessment paid (determined as of the date such taxes or assessment are actually paid) for the fiscal year in which the Closing occurs differ from the amounts used at Closing. Any such adjustment shall be completed and paid within one hundred eighty (180) days after the Closing Date or the same shall be deemed waived.

6.4.2                     Hotel Reservations and Revenues.

(a)                                 Reservations. Buyer shall honor all reservations at the Property, and for any related conference, banquet, or meeting space or any recreational facilities in connection with the Property that are made by Seller on or prior to the Closing Date and pertain to periods on or after the Closing Date. Any down payments and advance deposits that are (i) received by Seller prior to the Closing Date and (ii) made with respect to confirmed reservations for dates on or after the Closing Date, will be credited at Closing to Buyer.

(b)                                 Guest Revenues. Revenues from guest rooms in the Property occupied on the night containing the Cut-Off Time, including any sales taxes, room taxes and other taxes charged to guests in such rooms, all parking charges, sales from mini bars, in-room food and beverage, telephone, facsimile and data communications, in-room movie, laundry, and other service charges allocated to such rooms with respect to the night containing the Cut-Off Time shall be allocated equally between Seller and Buyer. All other revenues from restaurants, lounges, and other service operations conducted at the Property shall be allocated based on whether the same accrued before or from and after the Cut-Off Time, and Seller shall instruct its manager, and Buyer shall instruct its manager, to separately record sales occurring before and from and after the Cut-Off Time.

(c)                                  Banquet and Meeting Room Revenues. Revenues from conferences, receptions, meetings, and other functions occurring in any conference, banquet or meeting rooms in the Property, including usage charges and related taxes, food and beverage sales, valet parking charges, equipment rentals, and telecommunications charges, shall be allocated between Seller and Buyer, based on when the function therein commenced, with (i) one-day functions commencing prior to the Cut-Off Time being allocable to Seller; (ii) one-day functions commencing after the Cut-Off Time being allocable to Buyer; and (iii) multi day functions that include periods both before and after the Cut-Off Time being prorated between Seller and Buyer according to the period of time before and from and after the Cut-Off Time.

(d)                                 Gift Certificates and Vouchers. There shall be no proration of any paid for vouchers and paid for gift certificates which have not been redeemed or used at the Property prior to the Closing Date.

6.4.3                     House Banks and Cash on Hand (Other Than FF&E Account and Reserve Accounts). The aggregate amount of cash in the house banks and cash on hand as of the Closing Date shall be referred to as the “Aggregate Cash Amount.” The Aggregate Cash Amount shall belong to Buyer. Seller shall receive a credit for the same at Closing.

6.4.4                     Accounts Receivable. At Closing, Seller shall provide, or shall cause the Hotel Manager to provide, Buyer with a schedule of all guest room, food, beverage and other charges (including, without limitation, telephone and other items charged to transient guests, parking charges, revenues arising from telephone booths, coin-operated laundry equipment, vending machines and games, check rooms, and any and all other charges and revenues relating to goods and services provided by Seller or Manager in connection with the Premises) owing to Seller for services rendered and any payments due or payable or credits receivable with respect to the operation of the Property for the period prior to the Closing Date (collectively, the “Accounts Receivable”), and Buyer shall purchase the Accounts Receivable from Seller at Closing.

6.4.5                     Operational Taxes. The parties acknowledge that certain taxes accrue and are payable to the various local governments by any business entity operating a hotel and its related facilities. Included in those taxes may be business and occupation taxes, retail sales and use taxes, gross receipts taxes, and other special lodging or hotel taxes. For purpose of this Agreement, all of such taxes (expressly excluding taxes and assessments covered by Section 6.4.1, corporate and/or limited liability company franchise taxes, and federal, state, and local income taxes) (hereinafter referred to as “Operational Taxes”) shall be allocated between Seller and Buyer such that those attributable to the period prior to the Cut-Off Time shall be allocable to Seller and those attributable to the period from and after the Cut-Off Time shall be allocable to Buyer (with the attribution of such taxes hereunder to be done in a manner consistent with the attribution under this Agreement of the applicable revenues on which such taxes may be based). Buyer shall receive a credit for any Operational Taxes attributable to the period prior to the Cut-Off Time which Seller has not paid and which Buyer is obligated to pay. Except for the Operational Taxes for which Buyer has received a credit under this Section 6.4.5, Seller shall be solely responsible for payment of the Operational Taxes with respect to the period prior to the Cut-Off Time, and Buyer shall be solely responsible for payment of such Operational Taxes with respect to the period after the Cut-Off Time.

6.4.6                     Wages and Other Employee Compensation. Buyer acknowledges that employees of the Property are the employees of Seller’s Hotel Manager and not of Seller, and that Buyer has no right to cause the termination of such employees. Notwithstanding the foregoing, Buyer intends to terminate and hire eligible employees on the Closing. In no event shall Buyer take any action as to such employees of Seller’s Hotel

Manager that would create or cause any liability to Seller. In connection with the Closing, Seller shall pay, or cause its Hotel Manager to pay, all wages, salaries, any bonuses, employment taxes, withholding taxes, and any and all vacation days, sick days and personal days, if applicable, for the Hotel Employees, accruing prior to the Closing Date. Buyer shall be solely responsible for all wages, salaries, any bonuses, employment taxes, withholding taxes, and any and all vacation days, sick days and personal days, if applicable, for the Hotel Employees, accruing on or after the Closing Date. From and after the Closing, Buyer shall indemnify and save Seller harmless from and against any claim by any employee arising from Buyer’s actions and omissions as to any employees of Seller’s Hotel Manager. Seller agrees that it will not undertake any Prohibited Solicitation of Hotel Employees for a period of twelve (12) months after the Closing. “Prohibited Solicitation” shall mean, collectively: any active and direct contact with any current Hotel Employee through phone, email, offer of employment, encourage, or other means intended to induce recipient to engage in employment discussion at the detriment of the Buyer. Provided, however, that such Prohibited Solicitation shall not include any general advertising, such as third party online job banks, newspaper “help wanted” ads, radio commercials and career fairs; and provided further, that Seller shall have the right to offer employment to the general manager of the Hotel so long as Seller notifies Buyer of such intention prior to the expiration of the Due Diligence Period.  This Section 6.4.6 shall survive the Closing.

6.4.7                     Other Property Operating Expenses. Operating expenses and utility charges (subject to this Section 6.4.7 and 6.4.9 below) and expenses under any reciprocal easement, shared use, or operating agreements (if any) with respect to private roadways, parking, recreational, or other facilities (to the extent any such expenses or charges are not allocated under the foregoing provisions of this Section 6) shall be prorated between Seller and Buyer by allocating to Seller those expenses attributable to the period prior to the Closing Date, and allocating to Buyer those expenses attributable to the period on or from and after the Closing Date. Buyer shall receive a credit at Closing for operating and other expenses incurred but not paid prior to the Closing Date. Seller shall receive a credit for Seller’s share of such expenses paid by Seller prior to the Closing, to the extent allocable to expenses that will be incurred on or after the Closing Date. To the extent that the amount of actual consumption of any utility services is not determined prior to the Closing Date, as provided in Section 6.4.9 below, a proration shall be made at Closing based on the last available reading and post-closing adjustments between Buyer and Seller shall be made within twenty (20) days of the date that actual consumption for such pre-Closing period is determined, which obligation shall survive the Closing and not be merged therein. Any tour agents’ and travel agents’ commissions shall be prorated as of the Closing Date.

6.4.8                     Indemnification. In any case in which Buyer receives a credit at Closing on account of any obligation of Seller hereunder, Seller shall have no further liability for such obligation to the extent of the credit so given, and Buyer shall pay and discharge the same. Buyer and Seller shall indemnify, protect, defend and hold the other party harmless from and against any claim arising from the non-payment of any of the items for which the indemnifying party receives a credit, but only to the extent of the amount of such credit, or otherwise assumes or retains responsibility for payment pursuant to this Section 6.4, plus penalties, fines, fees, interest and other charges thereon or related thereto imposed by third parties or by law in connection with such non-payment.

6.4.9                     Items for Which There Will Not be a Proration. Seller and Buyer agree that (a) other than pursuant to Section 7, none of the insurance policies relating to the Property will be assigned to Buyer, and Buyer shall be responsible for arranging for its own insurance as of the Closing Date; and (b) utilities, including telephone, electricity, water and gas, shall be read on the Closing Date and Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer beginning 12:01 A.M. on the Closing Date, including the posting of any required deposits. Accordingly, there will be no prorations for insurance or utilities unless, with respect to a particular utility, a meter reading is unavailable, in which case such utility shall be prorated in the manner provided in Section 6.4.7 above. To the extent reasonably possible, Buyer and Seller shall cooperate to arrange for utility and other service providers to separately bill each party for their respective periods of ownership, in which event no credit and no proration will be necessary. Seller shall be entitled to receive and be returned any deposits Seller may have with any utility companies, or will receive a credit at Closing from Buyer to the extent such deposits are not remitted to Seller.

6.4.10              Closing Statement; Post-Closing Adjustments. The prorations and credits hereunder at the Closing shall be made based on a closing statement (the “Closing Statement”) to be jointly prepared by Seller and Buyer, based on actual figures to the extent available. If any of the prorations cannot be calculated based on actual figures, then they shall be calculated based on Seller’s good faith estimates thereof. The Closing Statement shall be approved and executed by the Parties at Closing, and such adjustments and prorations shall be final with respect to the items set forth in the Closing Statement, except that any estimated items shall be subject to reconciliation (to the extent the actual amounts differ from the estimated amounts) within ninety (90) days following the Closing.

6.4.11              Survival of Section 6.4. The obligations and rights of the parties under this Section 6.4 shall survive the Closing.

7.                                      Condemnation or Destruction of Property. In the event that, after the date hereof but prior to the Closing Date, either any portion of the Property is taken pursuant to eminent domain proceedings, or any of the improvements on the Property are damaged or destroyed by any casualty, Seller shall not have any obligation to repair or replace any such damage or destruction, but Seller shall be required to give Buyer written notice of the same within five (5) business days after Seller learns of such casualty or condemnation. Seller shall also deliver and assign to Buyer, upon consummation of the transaction herein provided (except to the extent any condemnation proceeds or insurance proceeds are attributable to lost rents or revenues or other items applicable to any period prior to the Closing), all claims of Seller respecting any condemnation or casualty insurance coverage, as applicable, and all condemnation proceeds, or proceeds from any such casualty insurance received by Seller on account of any casualty (except to the extent required for collection costs or repairs by Seller prior to the Closing Date), as applicable. There shall be no reduction of the Purchase Price on account of any casualty or condemnation (except that in connection with a casualty covered by insurance, Buyer shall be credited with the lesser of the remaining cost to repair the damage or destruction caused by such casualty or the amount of the deductible under Seller’s casualty insurance policy except to the extent such deductible was expended by Seller to repair the resulting damage). In the event the condemnation award or the cost of repair of damage to the Property on account of a casualty, as applicable, shall exceed ten percent (10.00%) of the Purchase Price as to the Property (or if a casualty is uninsured and Seller does not elect to credit Buyer with an amount equal to the cost to repair such uninsured casualty, Seller having the right, but not the obligation, to do so), either Buyer or Seller may, at its option terminate this Agreement by notice to the other party, given on or before the sooner to occur of the Closing Date or five (5) business days after Seller learns of such casualty or condemnation, in which event the Initial Deposit or Deposit (as applicable) (less the Independent Consideration) shall be returned to Buyer and neither party shall have any further obligation hereunder except for those obligations which expressly survive a termination of this Agreement.

8.                                      Representations and Warranties; Certain Covenants.

8.1                         Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer that, except as otherwise expressly set forth below or in Exhibit I, the following statements are true and correct as of the Effective Date:

8.1.1                     Authority. Seller is duly organized, validly existing, and in good standing in the State of Georgia, and is qualified to do business in the State of Alabama. Seller has all requisite power and authority to execute and deliver, and to perform all of its obligations under, this Agreement.

8.1.2                     Due Execution. This Agreement and the other documents to be executed and delivered by Seller hereunder constitute or will constitute (as of the date the same are executed) a legal, valid and binding obligation of Seller in accordance with their respective terms. The execution, delivery and performance of this Agreement and the other documents to be executed and delivered by Seller hereunder have been duly authorized by all necessary action on the part of Seller and do not and will not (a) require any consent or approval that has not been obtained under Seller’s organizational documents, or (b) violate any provision of Seller’s organizational documents.

8.1.3                     No Bankruptcy or Dissolution. No Bankruptcy/Dissolution Event has occurred with respect to Seller. As used herein, a “Bankruptcy/Dissolution Event” means any of the following: (a) the commencement of a case under Title 11 of the United States Bankruptcy Code, as now constituted or hereafter amended, or under any other applicable bankruptcy law or other similar law; (b) the appointment of a trustee or receiver of any substantial property interest; (c) a general assignment for the benefit of creditors; (d) an attachment, execution or other judicial seizure of a substantial property interest; or (e) a dissolution.

8.1.4                     Tenant Leases. There are no tenant leases of commercial spaces at the Property.

8.1.5                     Litigation. To Seller’s knowledge, there is no action, litigation, condemnation or other proceeding currently pending against Seller as to any Property, that if adversely determined would adversely affect the Property or Seller’s ability to consummate the transactions contemplated.

8.1.6                     Compliance. To Seller’s knowledge, Seller has received no written notice from any governmental authority having jurisdiction over the Property to the effect that the Property owned by Seller is currently not in compliance with applicable laws and ordinances, including without limitation any applicable Occupational Safety and Health Act and/or under the Americans with Disabilities Act laws, or environmental laws or ordinances.

8.1.7                     Contracts. To Seller’s knowledge, the service contracts and equipment leases described in Exhibit J constitute all of the material service contracts and equipment leases (“Agreements and Equipment Leases”) to which Seller is a party or is bound with respect to the Property.

8.1.8                     ERISA. Seller is not, and is not acting on behalf of, (a) an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), or (c) an entity deemed to hold “plan asset” of any of the foregoing within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

8.1.9                     OFAC. Neither Seller or any of Seller’s affiliates is (a) conducting any business or engaging in any transaction or dealing with any person appearing on the U.S. Treasury Department’s OFAC list of prohibited countries, territories, “specifically designated nationals or “blocked person” (each a “Prohibited Person”) (which lists can be accessed at the following web address: http://www.ustreas.gov/offices/enforcement/ofac/), including the making or receiving of any contribution of funds, goods or services to or for the benefit of any such Prohibited Person; (b) engaging in certain dealings with countries and organizations designated under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns; (c) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 dated September 24, 2001, relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”; (d) a foreign shell bank or any person that a financial institution would be prohibited from transacting with under the USA PATRIOT Act; or (e) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in (i) any U.S. anti-money laundering law, (ii) the Foreign Corrupt Practices Act, (iii) the U.S. mail and wire fraud statutes, (iv) the Travel Act, (v) any similar or successor statutes or (vi) any regulations promulgated under the foregoing statutes.

8.1.10              Condemnation and Eminent Domain. To Seller’s knowledge, as of the Effective Date, there are no condemnation actions pending or threatened with respect to the Property.

8.1.11              Title to Property.  Seller owns title to the Property.

8.1.12              Hotel Employees. All workers at the Hotel who are engaged in the operation, cleaning or maintenance of the Hotel (the “Hotel Employees”) are employed directly by Hotel Manager and are not employees of Seller.  No union or labor organization is presently serving as a collective bargaining agent for any Hotel Employees; and there is no collective bargaining agreement or union contract pertaining to the Hotel or Hotel Employees.  To Seller’s Knowledge, there is no pending or threatened employee strike, work stoppage, slowdown, picketing or material labor dispute with respect to any Hotel Employees. To the Seller’s knowledge, Hotel Employees are legally authorized for employment in the United States and were verified through E-Verify at the time such Hotel Employees were hired.

8.1.13              Financial Statements.  The financial statements and/or financial data heretofore delivered to Buyer by or on behalf of Seller and relating to the Property (for the period in which Seller has operated the Hotel) were prepared by or for Seller in the ordinary course of its business, are the same financial statements and/or financial data used and relied upon by Seller in connection with its ownership of the Property.

8.1.14              Reliance. The foregoing representations and warranties are made by Seller with the knowledge and expectation that Buyer is placing complete reliance on them.

For the purposes of this Agreement and the documents to be delivered pursuant hereto, references to “To Seller’s knowledge” or “Seller has no knowledge” shall mean the actual, present, conscious knowledge of Jon Kapit (the “Seller Knowledge Individual”) on the Effective Date without any investigation or inquiry, but such individual shall not have any individual liability in connection herewith. Without limiting the foregoing, Buyer acknowledges that the Seller Knowledge Individual has not performed and is not obligated to perform any investigation or review of any files or other information in the possession of Seller, or to make any inquiry of any persons, or to take any other actions in connection with the representations and warranties of Seller set forth in this Agreement.

9.                                      Representations and Warranties of Buyer. Buyer hereby represents and warrants the following to Seller:

9.1.1                     Authority. Buyer is duly formed, validly existing, and in good standing under the laws of Delaware, and will be qualified to do business in the State of Alabama prior to the Closing Date. Buyer has all requisite corporate, limited liability company or partnership power and authority to execute and deliver, and to perform all its obligations under, this Agreement.

9.1.2                     Due Execution. This Agreement and the other documents to be executed and delivered by Buyer hereunder constitute or will constitute (as of the date same are executed) a legal, valid and binding obligation of Buyer in accordance with their respective terms. The execution, delivery and performance of this Agreement and the other documents to be executed and delivered by Buyer hereunder have been duly authorized by all necessary action on the part of Buyer and do not and will not (a) require any consent or approval that has not been obtained under Buyer’s organizational documents, or (b) violate any provision of Buyer’s organizational documents.

9.1.3                     No Bankruptcy/Dissolution Event. No Bankruptcy/Dissolution Event has occurred with respect to Buyer or any of its partners or members, as applicable.

9.1.4       ERISA. Buyer is not, and is not acting on behalf of, (a) an “employee benefit plan” as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code, or (c) an entity deemed to hold “plan asset” of any of the foregoing within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

9.1.5       OFAC. Neither Buyer nor any of Buyer’s affiliates, nor any of their respective brokers or other agents acting in any capacity in connection with the transactions contemplated by this Agreement, is or will be (a) conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any such Prohibited Person; (b) engaging in certain dealings with countries and organizations designated under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns; (c) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 dated September 24, 2001, relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”; (d) a foreign shell bank or any person that a financial institution would be prohibited from transacting with under the USA PATRIOT Act; or (e) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in (i) any U.S. anti-money laundering law, (ii) the Foreign Corrupt Practices Act, (iii) the U.S. mail and wire fraud statutes, (iv) the Travel Act, (v) any similar or successor statutes or (vi) any regulations promulgated under the foregoing statutes.

9.1.6       No Reliance. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SALE AND TRANSFER OF THE PROPERTY HEREUNDER IS AND WILL BE MADE ON AN “AS IS” BASIS, WITHOUT REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR OTHERWISE, INCLUDING, UNLESS MADE SAID REPRESENTATION OR WARRANTY IS EXPRESSLY MADE WITHIN THIS AGREEMENT, ANY REPRESENTATION OR WARRANTY CONCERNING TITLE TO THE PROPERTY, THE PHYSICAL CONDITION OF THE PROPERTY (INCLUDING THE CONDITION OF THE SOIL OR THE IMPROVEMENTS), THE ENVIRONMENTAL CONDITION OF THE PROPERTY (INCLUDING THE PRESENCE OR ABSENCE OF HAZARDOUS SUBSTANCES ON OR RESPECTING THE PROPERTY), THE COMPLIANCE OF THE PROPERTY WITH APPLICABLE LAWS, ENCUMBRANCES AND REGULATIONS (INCLUDING ZONING, PARKING AND BUILDING CODES OR THE STATUS OF DEVELOPMENT, SIGNAGE AND USE RIGHTS RESPECTING THE PROPERTY), THE FINANCIAL CONDITION OF THE PROPERTY, OR ANY OTHER REPRESENTATION OR WARRANTY RESPECTING ANY INCOME, EXPENSES, CHARGES, LIENS OR ENCUMBRANCES, RIGHTS OR CLAIMS ON, AFFECTING OR PERTAINING TO THE PROPERTY OR ANY PART THEREOF NOT MADE HEREIN. BUYER ACKNOWLEDGES THAT BUYER HAS (OR WILL HAVE PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD) EXAMINED, REVIEWED AND INSPECTED ALL MATTERS WHICH IN BUYER’S JUDGMENT BEAR UPON THE PROPERTY AND ITS VALUE AND SUITABILITY

FOR BUYER’S PURPOSES. EXCEPT AS TO MATTERS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER WILL ACQUIRE THE PROPERTY SOLELY ON THE BASIS OF ITS OWN PHYSICAL AND FINANCIAL EXAMINATIONS, REVIEWS AND INSPECTIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE OWNER’S POLICY.

9.2        Survival. The representations and warranties of the parties under this Agreement, and in any certificate or document delivered pursuant hereto or in connection herewith, shall survive the Closing for a period of nine (9) months from the Closing Date (such period, the “Survival Period”). Each such representation and warranty of the parties shall automatically be null and void and of no further force and effect on the first day following the expiration of the Survival Period, unless, prior to the expiration of such Survival Period, as to any applicable representation or warranty, a notifying party shall have provided written notice alleging a breach of such representation or warranty, and specifying in reasonable detail the nature of such breach, by the other party. The notifying party shall allow sixty (60) days after such notice within which to cure such breach or, if such breach cannot be cured within such sixty (60) day period and the party allegedly in breach notifies the other party it wishes to extend its cure period (the “Cure Extension Notice”), such additional reasonable period of time (not to exceed an additional ninety (90) days as is required to cure the same so long as such cure has been commenced within such original sixty (60) day period and is being diligently pursued to completion). If the alleged breaching party fails to cure such breach after written notice thereof, the non-breaching party’s sole remedy shall be to commence a legal Proceeding alleging that the breach of such representation or warranty and that the non-breaching party has suffered actual damages as a result thereof (a “Proceeding”), which Proceeding must be commenced, if at all, within sixty (60) days after the expiration of the Survival Period; provided, however, that if written notice of such a breach is given within the Survival Period, and the breaching party subsequently sends a Cure Extension Notice, then such party shall have until the date which is thirty (30) days after the date of notification that it has ceased endeavoring to cure such breach, to commence such Proceeding. If either party shall have timely delivered the written notice and commenced a Proceeding in accordance with this Section 9.2, and a court of competent jurisdiction shall, pursuant to a final, non-appealable order in connection with such Proceeding, determine that (a) the alleged breaching party was in breach of the applicable representation or warranty as of the Effective Date, and (b) the non-breaching party suffered actual damages (the “Damages”) by reason of such breach, (c) the non-breaching party did not have actual knowledge of such breach on or prior to the Closing Date, and (d) the non-breaching party would not have learned of such breach through the exercise of reasonable diligence prior to the Closing Date, then such party shall be entitled to receive an amount equal to the Damages, subject, in any event, to the limitations set forth in Section 9.4. Any such Damages, subject to the limitations contained herein, shall be paid within thirty (30) days following the entry of such final, non-appealable order and delivery of a copy thereof to Seller.

9.3        Knowledge as a Defense. Seller shall have no liability with respect to a breach of the representations and warranties of Seller under this Agreement to the extent that Buyer proceeds with the closing of the transaction contemplated hereby with knowledge of such breach. Notwithstanding anything to the contrary contained herein, in addition to those matters of which Buyer has actual knowledge, Buyer shall be deemed to have knowledge of the information contained in (i) the documents that Buyer has received in writing from either Seller or that it has obtained in writing from third parties, (ii) all of the documents that have been made available to Buyer via DropBox prior to the Closing Date, and (iii) the Seller Reports.

9.4        Limitation on Damages. Notwithstanding anything to the contrary set forth in this Agreement, Seller’s liability for breach of any covenant, representation or warranty of Seller contained in this Agreement and in any document executed by Seller pursuant to this Agreement, (other than Seller’s obligations under Section 6.4, to which the limitations under this Section 9.4 shall not apply) or any other instruments delivered at Closing, shall, subject to the limitations of survival set forth in this Section 9, be limited to claims in excess of Twenty Five Thousand and No/100 Dollars ($25,000.00) in the aggregate, and the total aggregate liability of Seller for any and all claims arising out of any such covenants, representations and warranties shall not exceed an amount equal to Three Hundred Thousand and No/100 Dollars ($300,000.00). In addition, in no event shall Seller be liable for any incidental, consequential, indirect, punitive, special or exemplary damages, or for lost profits, unrealized expectations or other similar claims, and in every case Buyer’s recovery for any claims referenced above shall be net of any insurance proceeds and any indemnity, contribution or other similar payment recovered or recoverable by Buyer from any insurance company or other third party.

9.5        DISCLAIMER, RELEASE AND ASSUMPTION. AS AN ESSENTIAL INDUCEMENT TO SELLER TO ENTER INTO THIS AGREEMENT, AND AS PART OF THE DETERMINATION OF THE PURCHASE PRICE, BUYER ACKNOWLEDGES, UNDERSTANDS AND AGREES AS OF THE EFFECTIVE DATE AND AS OF THE CLOSING DATE AS FOLLOWS:

(a)           AS-IS, WHERE IS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE SALE OF THE PROPERTY HEREUNDER IS AND WILL BE MADE ON AN “AS IS, WHERE IS” BASIS.

(b)           SOPHISTICATION OF BUYER. BUYER ACKNOWLEDGES AND AGREES THAT IT IS A SOPHISTICATED BUYER WHO IS FAMILIAR WITH THE OWNERSHIP AND OPERATION OF REAL ESTATE PROJECTS SIMILAR TO THE PROPERTY, AND THAT UPON THE EXPIRATION OF THE DUE DILIGENCE PERIOD, BUYER SHALL HAVE BEEN GIVEN A FULL OPPORTUNITY TO INSPECT AND INVESTIGATE EACH AND EVERY ASPECT OF THE PROPERTY AND ANY AND ALL MATTERS RELATING THERETO, EITHER INDEPENDENTLY OR THROUGH AGENTS OF BUYER’S CHOOSING, INCLUDING:

(i)            ALL MATTERS RELATING TO TITLE, TOGETHER WITH ALL GOVERNMENTAL AND OTHER LEGAL REQUIREMENTS SUCH AS TAXES, ASSESSMENTS, ZONING, USE PERMIT REQUIREMENTS AND BUILDING CODES.

(ii)           THE PHYSICAL CONDITION AND ASPECTS OF THE PROPERTY, INCLUDING THE INTERIOR, THE EXTERIOR, THE SQUARE FOOTAGE WITHIN THE IMPROVEMENTS, THE STRUCTURE, SEISMIC ASPECTS OF THE PROPERTY, THE PAVING, THE UTILITIES, AND ALL OTHER PHYSICAL AND FUNCTIONAL ASPECTS OF THE PROPERTY.

(iii)          ANY EASEMENTS AND/OR SIGNAGE OR ACCESS RIGHTS AFFECTING THE PROPERTY.

(iv)          ALL MATTERS ARISING OUT OF OR RELATING IN ANY WAY TO THE CONTINUING AGREEMENTS AND EQUIPMENT LEASES AND ANY OTHER DOCUMENTS OR AGREEMENTS OF SIGNIFICANCE AFFECTING THE PROPERTY, INCLUDING ANY RECIPROCAL EASEMENT AGREEMENTS OR ANY OPERATING AGREEMENTS AFFECTING THE PROPERTY.

(v)           ALL FINANCIAL EXAMINATIONS AND OTHER MATTERS OF SIGNIFICANCE AFFECTING THE PROPERTY, OR OTHERWISE RELATING TO THE ACQUISITION BY BUYER OF THE PROPERTY.

(c)           RELIANCE. BUYER WILL ACQUIRE THE PROPERTY SOLELY ON THE BASIS OF AND IN RELIANCE UPON SUCH EXAMINATIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE OWNER’S POLICY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER (OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY PROVIDED IN THIS AGREEMENT).

(d)           DUE DILIGENCE ITEMS. ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY IS SOLELY FOR BUYER’S CONVENIENCE AND WAS OR WILL BE OBTAINED FROM A VARIETY OF SOURCES AND SELLER, HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. SELLER SHALL NOT BE LIABLE FOR ANY NEGLIGENT MISREPRESENTATION OR ANY FAILURE TO INVESTIGATE THE PROPERTY NOR SHALL SELLER BE BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, APPRAISALS, ENVIRONMENTAL ASSESSMENT REPORTS, OR OTHER INFORMATION PERTAINING TO THE PROPERTY OR THE OPERATION THEREOF, FURNISHED BY SELLER OR BY ANY MANAGER, LEASING AGENT, REAL ESTATE BROKER, AGENT, REPRESENTATIVE, AFFILIATE, DIRECTOR, OFFICER, SHAREHOLDER, EMPLOYEE, SERVANT, CONSTITUENT PARTNER OR MEMBER OF SELLER, AFFILIATE OF SELLER, OR OTHER PERSON OR ENTITY ACTING ON SELLER’S BEHALF.

(e)           PROPERTY NAME. BUYER ACKNOWLEDGES THAT SELLER DOES NOT HAVE ANY RIGHT, TITLE OR INTEREST IN THE “HOME2 SUITES BY HILTON” TRADEMARK, AND ACCORDINGLY, SELLER HAS NO RIGHT, TITLE OR INTEREST TO USE THE NAME “HOME2 SUITES BY HILTON.”

(f)            CONSPICUOUS DISCLAIMERS. TO THE EXTENT REQUIRED TO BE OPERATIVE, THE DISCLAIMERS OF WARRANTIES CONTAINED HEREIN ARE “CONSPICUOUS” DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW, RULE, REGULATION OR ORDER.

9.5.2       RELEASE. EXCEPT WITH RESPECT TO MATTERS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER, ON BEHALF OF ITSELF AND ITS SUCCESSORS AND ASSIGNS, HEREBY WAIVES ITS RIGHT TO RECOVER FROM, AND FOREVER RELEASES AND DISCHARGES, SELLER AND ALL SELLER RELATED PARTIES FROM ANY AND ALL DEMANDS, CLAIMS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, LOSSES, LIABILITIES, DAMAGES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES WHATSOEVER (INCLUDING ATTORNEYS’ FEES AND COSTS), WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN (“CLAIMS”), WHICH BUYER OR ANY PARTY RELATED TO OR AFFILIATED WITH BUYER (A “BUYER RELATED PARTY”) HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO OR IN CONNECTION WITH THE PROPERTY INCLUDING THE DOCUMENTS AND INFORMATION REFERRED TO HEREIN, THE SIGNAGE RIGHTS, ENTITLEMENTS, ZONING, PARKING, TITLE DOCUMENTS OR DEFECTS, ANY CONSTRUCTION DEFECTS, ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION, EMPLOYMENT MATTERS AND ANY ENVIRONMENTAL CONDITIONS, AND BUYER SHALL NOT LOOK TO ANY SELLER RELATED PARTIES IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF. THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESSED TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION. THE FOREGOING PROVISIONS OF THIS SECTION 9.5.2 SHALL NOT LIMIT, HOWEVER, SELLER’S EXPRESS OBLIGATIONS UNDER THIS AGREEMENT.

9.5.3       SURVIVAL. THIS SECTION 9.5 SHALL SURVIVE THE CLOSING DATE OR THE EARLIER TERMINATION OF THIS AGREEMENT AND SHALL NOT BE DEEMED TO HAVE MERGED INTO ANY OF THE DOCUMENTS EXECUTED OR DELIVERED AT CLOSING.

(a)           ENVIRONMENTAL MATTERS. SELLER HAS DELIVERED TO BUYER (AND BUYER ACKNOWLEDGES RECEIPT OF) THE ENVIRONMENTAL REPORTS WITH RESPECT TO THE PROPERTY IN SELLER’S REASONABLE POSSESSION OR CONTROL. SELLER SHALL HAVE NO OBLIGATION IN CONNECTION WITH THE MATTERS ADDRESSED IN SUCH DOCUMENTS.

(b)           LAND USE, ZONING, ENTITLEMENT AND DEVELOPMENT ISSUES. BUYER SHALL DETERMINE DURING THE DUE DILIGENCE PERIOD THAT IT IS SATISFIED WITH THE STATUS AND COMPLIANCE OF THE PROPERTY WITH RESPECT TO ANY AND ALL LAND USE, ZONING, ENTITLEMENT AND DEVELOPMENT LAWS, RULES, ORDINANCES, REGULATIONS, RESTRICTIONS, STANDARDS, AGREEMENTS AND SIMILAR ITEMS AFFECTING THE PROPERTY.

10.          Certain Covenants of Seller and Buyer.

10.1      No Further Encumbering. Until the Closing Date or the sooner termination of this Agreement, Seller shall not further encumber the Property with any mortgages or deeds of trust.

10.2      WARN ACT. As set forth above in Section 6.4.6, Buyer acknowledges that employees of the Property are the employees of Seller’s Hotel Manager and not of Seller, and that Buyer has no right to cause the termination of such employees. In no event shall Buyer take any action as to such employees of Seller’s Hotel Manager that would create or cause any liability to Seller or Seller’s Hotel Manager. Without limitation on the generality of the foregoing, Buyer covenants to Seller that, from and after the Closing, a sufficient number of the employees of the Property shall be offered continued employment at the Property on substantially the same terms and conditions as their employment prior to the Closing Date and for a sufficient period of time so that the actions of the parties pursuant to this Agreement shall not trigger the application of the United States Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any applicable state law. If Buyer’s Hotel manager elects not to retain or rehire such employees, Buyer shall be responsible for all obligations, if any, arising with respect to such terminated employees under, pursuant to, and in accordance with the provisions of the WARN Act and applicable state law. Buyer acknowledges that it expects its Hotel manager to retain or rehire a sufficient amount of the existing employees, so that Seller will not be required to give any notices that would otherwise be required under the WARN Act prior to the termination of employees. Buyer shall indemnify, save, defend and hold Seller and the Seller Related Parties harmless from and against any and all liability under the WARN Act and applicable state law resulting from any termination by Buyer of employees of the Property at any time after Closing Date. The provisions of this Section 9.2 shall survive the Closing.

10.3      Operations.

10.3.1     Property Maintenance. From the Effective Date until the Closing Date or the sooner termination of this Agreement, Seller shall use commercially reasonable efforts consistent with its past practices to operate and maintain the Property in the same manner as prior hereto pursuant to its normal course of business (such obligation to include the maintenance of casualty and liability insurance policies in accordance with Seller’s normal course of business, but such obligation to not include extraordinary capital expenditures or expenditures not incurred in such normal course of business), subject to reasonable wear and tear and further subject to destruction by casualty or eminent domain or other events beyond the control of Seller, including changes in laws, rules, ordinances and regulations.

10.3.2     Contracts and Agreements. From the Effective Date until the Closing Date or the sooner termination of this Agreement, Seller shall not enter into any additional service contracts, equipment leases or other similar agreements that will be binding upon Buyer without the prior consent of Buyer, not to be unreasonably withheld, conditioned or delayed; provided, however, without the consent of Buyer, Seller may enter into service contracts, equipment leases and other agreements which are cancelable on thirty (30) days’ notice (at no cost to Buyer). Any additional service contracts and, equipment lease and other agreements entered into in accordance with this Section 9.3.2 shall constitute Continuing Agreements and Equipment Leases being assigned to Buyer on the Closing Date.

10.3.3     Baggage Inventory. The representatives of Seller and Buyer shall prepare the inventory as of the day immediately preceding the Closing Date (which inventory shall be binding on all parties thereto) of (a) all luggage, valises and trunks checked or left in the care of the Property by guests then or formerly in the Property, (b) parcels, laundry, valet packages and other property of guests checked or left in the care of the Property by guests then or formerly in the Property (excluding, however, property in the safe deposit boxes), (c) all luggage or other property of guests retained by Buyer, and (d) all items contained in the lost and found. Buyer shall be responsible from and after the Closing Date for all baggage, and other items listed in such inventory. The provisions of this Section 9.3.3 shall survive the Closing.

10.3.4     Approval Standard. All approvals by Buyer under this Section 9.3 shall not be unreasonably withheld, conditioned or delayed. Without limitation on the foregoing, if Seller delivers a written request to Buyer for Buyer’s approval of any matter for which Buyer’s approval is required under this Section 9.3 (an “Approval Request”), and Buyer fails to deliver to Seller its written disapproval of such Approval Request within five (5) business days after its receipt of such Approval Request, then Buyer shall be deemed to have approved the matter that is the subject of such Approval Request.

10.3.5     Rule 3-14 Audit and SEC Filing Requirements. Subsequent to the Closing Date and no later than one (1) calendar year subsequent to the Closing Date, Buyers auditor may conduct an audit, as may be required of Buyer pursuant to Rule 3-14 of Securities and Exchange Commission Regulation S-X (the “Audit”), of the income statements of the Property for the last complete fiscal year immediately preceding the Closing Date and the stub period through the Closing Date (the “Audit Period”). Seller shall reasonably cooperate (at no cost or liability of any kind to Seller) with Buyer’s auditor in the conduct of the Audit. Without limiting the foregoing, (a) Buyer or its designated independent or other auditor may audit the operating statements of the Property, at Buyers expense and, upon Buyer’s reasonable prior written request, Seller shall allow Buyer’s auditors reasonable access to such books and records maintained by Seller in respect to the Property and pertaining to the Audit Period as necessary to conduct the Audit; and (b) Seller shall use reasonable efforts to provide to Buyer such existing financial information as may be reasonably required by Buyer and required for Buyer’s auditors to conduct the Audit, provided, however, that the ongoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession or control of Seller, the Sellers accountants or the applicable property or asset manager, at no cost or liability of any kind to any of such parties, and in the format the Seller has maintained such information.

11.          DISPOSITION OF DEPOSIT.

11.1      IF THE TRANSACTION HEREIN PROVIDED SHALL NOT BE CLOSED BY REASON OF SELLER’S DEFAULT UNDER THIS AGREEMENT OR THE FAILURE OF SATISFACTION OF THE CONDITIONS BENEFITING BUYER UNDER

SECTION 5 OR THE TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH, SECTION 7, THEN THE INITIAL DEPOSIT OR DEPOSIT (AS APPLICABLE) SHALL BE RETURNED TO BUYER, AND NO PARTY SHALL HAVE ANY FURTHER OBLIGATION OR LIABILITY TO THE OTHER (EXCEPT UNDER THOSE PROVISIONS OF THIS AGREEMENT THAT EXPRESSLY SURVIVE A TERMINATION OF THIS AGREEMENT); PROVIDED, HOWEVER, IF THE TRANSACTIONS HEREUNDER SHALL FAIL TO CLOSE BY REASON OF SELLER’S DEFAULT, THEN BUYER SHALL BE ENTITLED EITHER TO (a) SPECIFICALLY ENFORCE THIS AGREEMENT, OR (b) TERMINATE THIS AGREEMENT (AND IF THIS AGREEMENT IS TERMINATED ON ACCOUNT OF SELLER’S DEFAULT, NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS TO EACH OTHER HEREUNDER, EXCEPT FOR (i) THE RIGHT OF BUYER TO THE RETURN OF THE INITIAL DEPOSIT OR DEPOSIT (AS APPLICABLE) AND, (ii) THOSE PROVISIONS OF THIS AGREEMENT WHICH, BY THEIR EXPRESS TERMS, SURVIVE A TERMINATION OF THIS AGREEMENT). ANY ACTION IN SPECIFIC PERFORMANCE MUST BE FILED, IF AT ALL, WITHIN NINETY (90) DAYS AFTER THE CLOSING DATE.

11.2      IN THE EVENT THE TRANSACTION HEREIN PROVIDED SHALL FAIL TO CLOSE BY REASON OF DEFAULT BY BUYER (INCLUDING A BREACH BY BUYER OF A REPRESENTATION OR WARRANTY) AND ONLY AFTER TEN (10) DAYS FOLLOWING BUYER’S ACTUAL OR CONSTRUCTIVE NOTICE OF SUCH DEFAULT TO CURE SUCH BREACH OR DEFAULT, THEN THE INITIAL DEPOSIT OR DEPOSIT (AS APPLICABLE) SHALL BE DELIVERED TO SELLER AS FULL COMPENSATION AS LIQUIDATED DAMAGES UNDER AND IN CONNECTION WITH THIS AGREEMENT, AND IN SUCH EVENT, BUYER SHALL NOT BE LIABLE TO SELLER FOR MONETARY DAMAGES EXCEPT FOR FORFEITURE OF INITIAL DEPOSIT OR DEPOSIT (AS APPLICABLE) (AND AS PROVIDED UNDER THOSE PROVISIONS OF THIS AGREEMENT THAT EXPRESSLY SURVIVE A TERMINATION OF THIS AGREEMENT). IN CONNECTION WITH THE FOREGOING, THE PARTIES RECOGNIZE THAT SELLER WILL INCUR EXPENSE IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND THAT THE PROPERTY WILL BE REMOVED FROM THE MARKET; FURTHER, THAT IT WOULD BE EXTREMELY DIFFICULT, IF NOT IMPOSSIBLE AND IMPRACTICABLE TO ASCERTAIN WITH ANY ACCURACY THE EXTENT OF DETRIMENT TO SELLER CAUSED BY THE BREACH BY BUYER UNDER THIS AGREEMENT AND THE FAILURE OF THE CONSUMMATION OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR THE AMOUNT OF COMPENSATION SELLER SHOULD RECEIVE AS A RESULT OF BUYER’S BREACH OR DEFAULT, AND THAT THE LIQUIDATED DAMAGE AMOUNT SET FORTH IN THIS SECTION REPRESENTS BOTH PARTIES’ EFFORTS TO APPROXIMATE SUCH POTENTIAL DAMAGES. IN THE EVENT THE SALE CONTEMPLATED HEREBY SHALL NOT BE CONSUMMATED ON ACCOUNT OF BUYER’S DEFAULT, THEN THE RETENTION OF INITIAL DEPOSIT OR DEPOSIT (AS APPLICABLE) SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT BY REASON OF SUCH DEFAULT AND THE PARTIES SHALL TAKE SUCH ACTION AS MAY BE REQUIRED TO CAUSE INITIAL DEPOSIT OR DEPOSIT (AS APPLICABLE) TO BE DELIVERED TO SELLER. SELLER AGREES THAT IN THE EVENT IT IS ENTITLED TO THE INITIAL DEPOSIT OR DEPOSIT (AS APPLICABLE), THE FORFEIT OF INITIAL

DEPOSIT OR DEPOSIT (AS APPLICABLE) AS LIQUIDATED DAMAGES MEANS THAT BUYER’S AGGREGATE LIABILITY IN CONNECTION WITH BUYER’S BREACH IS THE AMOUNT OF INITIAL DEPOSIT OR DEPOSIT (AS APPLICABLE) AND NOT A GREATER SUM.

11.3      IN THE EVENT THE TRANSACTION HEREIN PROVIDED SHALL CLOSE, THE DEPOSIT SHALL BE APPLIED AS A PARTIAL PAYMENT OF THE PURCHASE PRICE.

12.          Tax Reduction Proceedings. Seller may file and/or prosecute an application for the reduction of the assessed valuation of any of the Property or any portion thereof for real estate taxes or a refund of real estate taxes previously paid, with Buyer’s consent and involvement if Buyer desires at it sole but reasonable discretion. The amount of any tax refunds (net of attorneys’ fees and other costs of obtaining such tax refunds) with respect to the Property for the tax year in which the Closing Date occurs shall be apportioned between Seller and Buyer. Tax refunds for any year prior to the tax year in which the Closing Date occurs shall belong entirely to Seller. If, in lieu of a tax refund for the tax year in which the Closing Date occurs or a prior tax year, a tax credit is received for the tax year in which the Closing Date occurs or subsequent tax year, then (x) within thirty (30) days after receipt by Seller or Buyer, as the case may be, of evidence of the actual amount of such tax credit (net of attorneys’ fees and other costs of obtaining such tax credit), the tax credit apportionment shall be readjusted between Seller and Buyer and (y) upon realization by Buyer of a tax savings on account of such credit, Buyer shall pay to Seller an amount equal to the savings realized (as apportioned). All refunds, credits or other benefits applicable to any fiscal period prior to the fiscal year in which the Closing Date occurs shall belong solely to Seller (and Buyer shall have no interest therein). The provisions of this Section 11 shall survive the Closing.

13.          Miscellaneous.

13.1      Brokers.  Buyer represents and warrants to Seller, and Seller represents and warrants to Buyer, that no broker or finder has been engaged by it in connection with any of the transactions contemplated by this Agreement, other than HREC (“Broker”).  In the event of the Closing of the transaction contemplated herein, any fees due and owing to Broker shall be the sole responsibility of the Seller pursuant to a separate agreement. In the event of a claim for broker’s or finder’s fee or commissions in connection herewith, then Seller shall indemnify, protect, defend and hold Buyer harmless from and against the same. The obligations of the parties under this Section 12.1 shall survive the Closing or any termination of this Agreement.

13.2      Further Instruments. Each party will, whenever and as often as it shall be requested so to do by the other, cause to be executed, acknowledged or delivered any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Agreement.

13.3      Confidentiality. The terms of the transfers contemplated in this Agreement, including the Purchase Price and all other financial terms, as well as the information discovered by Buyer and its agents in connection with the Property shall remain confidential and shall not be disclosed by Buyer without the written consent of Seller (which shall not be unreasonably withheld) except (a) to Buyer’s officers, employees, agents and representatives (including legal counsel, accountants and similar professionals to the extent Buyer deems it reasonably necessary to inform such party, in which case Buyer shall inform each of the foregoing parties of such party’s obligations under this Section and shall secure the agreement of such parties to be bound by the terms hereof); (b) as otherwise required by law or regulation, including securities regulations, and (c) as agreed by both parties in a Press Release as contemplated below in Section 12.7. The restrictions in this Section 12.3 shall survive a termination of this Agreement.

13.4      Cumulative Remedies. No remedy conferred upon a party in this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute (except as otherwise expressly herein provided).

13.5      No Waiver. No waiver by a party of any breach of this Agreement or of any warranty or representation hereunder by the other party shall be deemed to be a waiver of any other breach by such other party (whether preceding or succeeding and whether or not of the same or similar nature), and no acceptance of payment or performance by a party after any breach by the other party shall be deemed to be a waiver of any breach of this Agreement or of any representation or warranty hereunder by such other party, whether or not the first party knows of such breach at the time it accepts such payment or performance. No failure or delay by a party to exercise any right it may have by reason of the default of the other party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by the first party while the other party continues to be so in default.

13.6      Consents and Approvals. Except as otherwise expressly provided herein, any approval or consent provided to be given by a party hereunder must be in writing to be effective and may be given or withheld in the absolute discretion of such party.

13.7      Press Releases. Any press release issued with respect to the transactions contemplated by this Agreement shall be subject to the prior approval of Buyer and Seller, which approval shall not be unreasonably withheld.

13.8      Modification. This Agreement may not be modified or amended except by written agreement signed by all parties.

13.9      Survival. Unless otherwise expressly provided for in this Agreement, the representations, warranties, covenants and conditions of the parties set forth in this Agreement shall not survive the consummation of the transaction contemplated by this Agreement and the delivery and recordation of the Deed. Notwithstanding the foregoing, (a) all indemnification obligations in this Agreement shall survive the Closing; and (b) the indemnification obligations set forth in Sections 3.1.5, 12.1 and 12.12 shall survive the termination of this Agreement.

13.10    Intentionally Omitted.

13.11    Post-Closing Access. For a period of three (3) years subsequent to the Closing Date, Seller and its employees, agents and representatives shall be entitled to access during business hours to all documents, books and records given to Buyer by Seller for tax and audit purposes, regulatory compliance, and cooperation with governmental investigations upon reasonable prior notice to Buyer, and shall have the right to make copies of such documents, books and records at Seller’s expense; provided, however, Buyer assumes no responsibility or liability for the preservation of any such materials. The restrictions in this Section 12.11 shall survive a termination of this Agreement.

13.12    Indemnification Obligations. The indemnification obligations under this Agreement shall be subject to the following provisions:

13.12.1  The party seeking indemnification (“Indemnitee”) shall notify the other party (“Indemnitor”) of any claim against Indemnitee within forty-five (45) days after it has notice of such claim, but failure to notify Indemnitor shall in no case prejudice the rights of Indemnitee under this Agreement unless Indemnitor shall be prejudiced by such failure and then only to the extent of such prejudice. Should Indemnitor fail to discharge or undertake to defend Indemnitee against such liability (with counsel reasonably approved by Indemnitee), within thirty (30) days after Indemnitee gives Indemnitor written notice of the same, then Indemnitee may settle such claim, and Indemnitor’s liability to Indemnitee shall be conclusively established by such settlement, the amount of such liability to include both the settlement consideration and the reasonable costs and expenses, including attorneys’ fees, incurred by Indemnitee in effecting such settlement. Indemnitee shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Indemnitee unless: (a) the employment of such counsel shall have been authorized in writing by Indemnitor in connection with the defense of such action, (b) Indemnitor shall not have employed counsel to direct the defense of such action, or (c) Indemnitee shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to Indemnitor (in which case Indemnitor shall not have the right to direct the defense of such action or of Indemnitee), in any of which events such fees and expenses shall be borne by Indemnitor.

13.12.2  The indemnification obligations under this Agreement shall cover the costs and expenses of Indemnitee, including reasonable attorneys’ fees, related to any actions, suits or judgments incident to any of the matters covered by such indemnities.

13.12.3  The indemnification obligations under this Agreement shall also extend to cover any claim against any present or future advisor, trustee, director, officer, partner, member, manager, employee, beneficiary, shareholder, fiduciary, participant or agent of or in Indemnitee or any entity now or hereafter having a direct or indirect ownership interest in Indemnitee.

13.13    Matters of Construction.

13.13.1  Incorporation of Exhibits and Schedules. All exhibits and schedules attached and referred to in this Agreement are hereby incorporated herein as fully set forth in (and shall be deemed to be a part of) this Agreement.

13.13.2  Entire Agreement. This Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters.

13.13.3  Non-Business Days. Whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a non-business day, then such period (or date) shall be extended until the immediately following business day. As used herein, “business day” means any day other than a Saturday, Sunday or federal holiday or state holiday for the State of Alabama.

13.13.4  Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

13.13.5  Interpretation. Words used in the singular shall include the plural, and vice-versa, and any gender shall be deemed to include the other. Whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a non-exclusive manner. The captions and headings of the Sections of this Agreement are for convenience of reference only, and shall not be deemed to define or limit the provisions hereof. Except as otherwise indicated, all Exhibit and Section references in this Agreement shall be deemed to refer to the Exhibits and Sections in this Agreement. Each party acknowledges and agrees that this Agreement (a) has been reviewed by it and its counsel, (b) is the product of negotiations between the parties, and (c) shall not be deemed prepared or drafted by any one party. In the event of any dispute between the parties concerning this Agreement, the parties agree that any ambiguity in the language of this Agreement is to not to be resolved against Seller or Buyer, but shall be given a reasonable interpretation in accordance with the plain meaning of the terms of this Agreement and the intent of the parties as manifested hereby.

13.14    Governing Law; Venue. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Alabama (without regard to conflicts of law).

13.15    Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, Seller and Buyer do not intend by any provision of this Agreement to confer any right, remedy or benefit upon any third party, and no third party shall be entitled to enforce or otherwise shall acquire any right, remedy or benefit by reason of any provision of this Agreement.

13.16    No Recordation. In no event shall this Agreement or any document or memorandum related to the subject matter of this Agreement be recorded without the prior written consent of Seller.

13.17    Effectiveness of Agreement. In no event shall any draft of this Agreement create any obligations or liabilities, it being intended that only a fully executed and delivered copy of this Agreement will bind the parties hereto.

13.18    No Joint Venture. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of seller and buyer specifically established hereby.

13.19    Successors and Assigns. Subject to the provisions of Section 12.26 (regarding 1031 transactions), Buyer may not assign or transfer its rights or obligations under this Agreement (or make an offer or enter into negotiations to do so) without the prior written consent of Seller (in which event such transferee shall assume in writing all of the transferor’s obligations hereunder, but such transferor shall not be released from its obligations hereunder), such consent to be within Seller’s sole and absolute discretion; provided, however, Buyer may assign its interest in this Agreement without the consent of Seller to a “single-purpose bankruptcy remote entity” which is “controlled by Buyer” (in which event such transferee shall assume in writing all of the transferor’s obligations hereunder, but Buyer shall not be released from its obligations hereunder). As used herein, “controlled by Buyer” with respect to an entity means that Buyer: (a) has the sole ability to direct the management, policies and operation of such entity, directly or indirectly, through voting securities or otherwise; and (b) Buyer owns more than fifty percent (50%) of the direct or indirect ownership interests in such entity. Any change in control or majority ownership of Buyer constitutes an assignment for purposes of this subsection. No consent given by Seller to any transfer or assignment of Buyer’s rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of Buyer’s rights or obligations hereunder. No transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and shall be binding upon the successors and assigns of the parties.

13.20    Notices. Unless otherwise agreed to by the parties, all notices required or permitted to be given hereunder shall be in writing. Such notices shall be effective upon receipt or refusal of receipt following deposit into the United States mail, registered or certified, return receipt requested, postage prepaid, or if hand delivered or if sent by nationally recognized overnight courier providing evidence of delivery or when sent by electronic mail (email notice is adequate, but only effective if return confirmation of receipt from intended recipient is given within one (1) business day following the submission), telecopy or similar facsimile transmission (with a copy by mail delivered on the next business day), addressed as follows:

TO SELLER:

PHG PRATTVILLE, LLC
One Alliance Center
3500 Lenox Road, Suite 625
Atlanta, Georgia 30326
Attention: Jon Kapit and Kevin Cadin
Email: JKapit@peachtreehotelgroup.com
Email: KCadin@peachtreehotelgroup.com

With Copies To:	Morris, Manning & Martin, LLP 3343 Peachtree Road, N.E., Suite 1600 Atlanta, Georgia 30326 Attention: Brett A. Lavoie and Alex Heaton Email: blavoie@mmmlaw.com Email: aheaton@mmmlaw.com

TO BUYER:	Lodging Fund REIT III OP, LP 1635 43rd Street South, Suite 205 Fargo, North Dakota 58103

Attention: Dave Durell Email: drd@durellaw.com

With Copies to:	Legendary Capital, LLC 644 Lovett St SE, Suite A Grand Rapids, Michigan 49506 Attention: John Faris Email: jfaris@lodgingfund.com or at such other place as a party may designate in a written notice given in accordance herewith. Facsimile transmissions received during business hours during a business day at the receiving location shall be deemed made on such business day if received prior to 5:00 P.M. Eastern Time. Facsimile transmissions received at any other time shall be deemed received on the next business day. Any such notice so given by facsimile shall be deemed given upon receipt by the sending party of confirmation of successful transmission (provided that if any notice to be delivered by facsimile is unable to be transmitted because of a problem affecting the receiving party’s facsimile machine, the deadline for receiving such notice shall be extended to the next business day). The attorneys for any party hereto shall be entitled to provide any notice that a party desires to give or is required to give hereunder.

13.21    Legal Costs. The parties hereto agree that they shall pay directly any and all legal costs which they have incurred on their own behalf in the preparation of this Agreement, all other agreements pertaining to this transaction and that such legal costs shall not be part of the closing costs. In addition, if any party hereto brings any suit or other proceeding with respect to the subject matter or the enforcement of this Agreement, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, shall be entitled to recover reasonable attorneys’ fees, expenses and costs of investigation actually incurred from the non-prevailing party, subject to the limitations on the liability of Seller set forth in Section 12.22 below. The foregoing includes attorneys’ fees, expenses and costs of investigation (including those incurred in appellate proceedings), costs incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code (11 United States Code Sections 101 et seq.), or any successor statutes. This Section 12.21 shall survive any termination of this Agreement.

13.22    Limitation of Liability. No present or future partner, member, director, officer, shareholder, employee, advisor, affiliate or agent of or in Seller or Buyer or any of their affiliates shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and each party’s successors and assigns and, without limitation, all other persons and entities, shall look solely to the party’s assets, respectively, for the payment of any claim or for any performance, and hereby waives any and all such personal liability. For purposes of this Section 12.22, no negative capital account or any contribution or payment obligation of any partner or member in either party shall constitute an asset of the party. The limitations of liability contained in this Section are in addition to, and not in limitation of, any limitation on liability applicable to either party provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument.

13.23    Time of Essence. Time is of the essence of each and every term, provision and covenant of this Agreement.

13.24    Waiver of Trial by Jury. THE PARTIES HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13.25    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. Delivery by facsimile, or e-mail of a PDF copy, of a counterpart of this Agreement executed by a party shall constitute delivery by such party of such party’s executed counterpart of this Agreement.

13.26    Section 1031. Seller and/or Buyer may, for the purpose of treating all or part of its sale or acquisition of the Property as a like-kind exchange of property under Section 1031 of the Internal Revenue Code, assign certain rights that it has under this Agreement, including its right to sell or acquire the Property pursuant to this Agreement, to one or more qualified intermediaries, and to provide notice of such assignment to the other party, provided that no such assignment shall release the assigning party from its obligations hereunder and no such assignment shall delay the Closing hereunder. The non-assigning party shall not incur any costs in connection with such exchange. The assigning party agrees to save, indemnify, protect and defend the other party (with counsel reasonably satisfactory to such other party) from and against and hold the other party harmless from any and all expenses and/or liabilities arising from such assignment and exchange and the other party shall not be required to take title to any other property. The provisions of this Section 12.26 shall survive the Closing.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:

Lodging Fund REIT III OP, LP,

a Delaware limited partnership

By: Lodging Fund REIT III, Inc.

A Maryland Corporation

Its: General Partner

By:	/s/ David R. Durell
Name:	David R. Durell
Title:	Chief Acquisition Officer

SELLER:

PHG PRATTVILLE, LLC,

a Georgia limited liability company

By:	Peachtree Hotel Group II, LLC
a Georgia limited liability company,
its Manager

	By:	/s/ Jatin Desai
Name: Jatin Desai
Title: Manager

[SIGNATURE PAGE TO SALE AND PURCHASE AGREEMENT]

EXHIBIT AND SCHEDULE LIST

SCHEDULE 2.1	PURCHASE PRICE ALLOCATION

SCHEDULE 3.18	DUE DILIGENCE ITEMS

EXHIBIT A	LEGAL DESCRIPTION

EXHIBIT B	DEPOSIT ESCROW AGREEMENT

EXHIBIT C	DEED

EXHIBIT D	BILL OF SALE

EXHIBIT E	SELLER CLOSING CERTIFICATE

EXHIBIT F	CERTIFICATE OF NON-FOREIGN STATUS

EXHIBIT G	OWNER’S AFFIDAVIT

EXHIBIT H	BUYER CLOSING CERTIFICATE

EXHIBIT I	EXCEPTIONS TO SELLER’S REPRESENTATIONS AND WARRANTIES

EXHIBIT J	AGREEMENTS AND EQUIPMENT LEASES

EXHIBIT K	DEVELOPMENT RESTRICTION AGREEMENT

Exhibit List

SCHEDULE 2.1

PURCHASE PRICE ALLOCATION

[As determined in accordance with Section 2.1 of the Agreement.]

Property	Purchase Price
Real Property	$
Personal Property	$
Intangible Property	$
Total		$14,750,000.00

SCHEDULE 3.1.8

DUE DILIGENCE ITEMS

A.            Existing title policy or current title commitment, if any, and Seller’s existing survey;

B.            All conditional use permits, special use permits, building permits, certificates of occupancy and all entitlement documents and zoning information;

C.            Copies of most recent third-party prepared physical inspection reports;

D.            Copies of any condominium owner association declarations, if applicable, and any related documents and, or reports;

E.             Copies of any common area maintenance (CAM) agreements, including fee schedules;

F.              All books and records and historical operating statements and financial statements, current and proposed operating budgets and expense details, STR, STR Trend and other documentary support pertaining thereto for the Property.

G.            Real estate tax bills for calendar years 2017 and 2018 and a current statement of assessed value of the Property;

H.           Contracts, including without limitation all service contracts, operating agreements and parking relating agreements;

I.                As-built plans and specifications;

J.                Pending entitlement applications, if any;

K.            Available capital history on the Property for the three years prior to closing;

L.             All material notices received from or delivered to any contractor, insurance company or service provider;

M.         All material notices received from or delivered to any governmental authority;

N.            All franchise inspection reports, including Hilton Project Manager construction site visit reports;

O.            Seller’s liquor license application(s);

P.              Seller’s most recent Quality Assurance Evaluation from Franchisor; and

Q.            All such other information relating to the Property as may be reasonably requested by Buyer.

EXHIBIT A

LEGAL DESCRIPTION OF LAND

Lot 1C, of the recorded map of The Legends Park at Homeplace, Plat 3, being a replat of a portion of Lot 1, Legends Park at Homeplace Plat 1, as recorded in Map Book 16, Page 61, in the Probate Office of Elmore County, Alabama.

EXHIBIT B

DEPOSIT ESCROW AGREEMENT

EARNEST MONEY ESCROW AGREEMENT

This Escrow Agreement is made as of the         day of April, 2019, by and among PHG PRATTVILLE, LLC a Georgia limited liability company (“Seller”) and                              , a                          (Buyer”), and FIRST AMERICAN TITLE INSURANCE COMPANY (“Escrow Agent”).

RECITALS

Seller and Buyer have entered into that certain Sale and Purchase Agreement (“Purchase Agreement”) concerning real property located in Elmore County, Alabama (the “Property”). Capitalized terms not defined herein shall have the meanings assigned to them in the Purchase Agreement.

In connection with the Purchase Agreement, Seller and Buyer have requested Escrow Agent to receive funds to be held in escrow and applied in accordance with the terms and conditions of this Escrow Agreement.

NOW THEREFORE, in consideration of the above recitals, the mutual promises set forth herein and other good and valuable consideration, the parties agree as follows:

ESCROW AGENT.  First American Title Insurance Company hereby agrees to act as Escrow Agent in accordance with the terms and conditions hereof.

INITIAL DEPOSIT/ADDITIONAL DEPOSITS.  Escrow Agent shall receive the Initial Deposit in the amount of $200,000.00.  Any additional amounts deposited with Escrow Agent shall be added to the Initial Deposit and together with the Initial Deposit and all interest and other earnings thereon shall be referred to herein collectively as the “Escrow Fund”.

DEPOSITS OF FUNDS.  All checks, money orders or drafts will be processed for collection in the normal course of business. Escrow Agent may initially deposit such funds in its custodial or escrow accounts which may result in the funds being commingled with escrow funds of others for a time; however, as soon as the Escrow Fund has been credited as collected funds to Escrow Agent’s account, then Escrow Agent shall immediately deposit the Escrow Fund into an interest bearing account with any reputable trust company, bank, savings bank, savings association, or other financial services entity. Deposits held by Escrow Agent shall be subject to the provisions of applicable state statutes governing unclaimed property. Seller and Buyer will execute the appropriate Internal Revenue Service documentation for the giving of taxpayer identification information relating to this account. Seller and Buyer do hereby certify that each is aware of the Federal Deposit Insurance Corporation coverages.  Further, Seller and Buyer understand that Escrow Agent assumes no responsibility for, nor will Seller or Buyer hold same liable for any loss occurring which arises from a situation or event under the Federal Deposit Insurance Corporation coverages.

Escrow Agent shall not be responsible for any penalties, or loss of principal or interest, or any delays in the withdrawal of the funds which may be imposed by the depository institution as a result of the making or redeeming of the investment pursuant to Seller and Buyer instructions.

DISBURSEMENT OF ESCROW FUND.  Escrow Agent may disburse all or any portion of the Escrow Fund in accordance with and in reliance upon written instructions from both Seller and Buyer. The Escrow Agent shall have no responsibility to make an investigation or determination of any facts underlying such instructions or as to whether any conditions upon which the funds are to be released have been fulfilled or not fulfilled, or to whom funds are released.  No instructions or consents shall be required from any party with respect to a return of the Initial Deposit to Buyer pursuant to a termination of the Purchase Agreement during the inspection period ending with the expiration of the Due Diligence Period, Escrow Agent’s duty being to disburse the Escrow Fund to Buyer promptly upon receipt of a written certification from Buyer (with a simultaneous copy thereof to Seller) that there has been a termination or deemed termination under Section 3.1.7 of the Purchase Agreement and that Buyer is entitled to a return of the Initial Deposit.

DEFAULT AND/OR DISPUTES.  In the event any party to the transaction underlying this Agreement shall tender any performance after the time when such performance was due, Escrow Agent may proceed under this Agreement unless one of the parties to this Agreement shall give to the Escrow Agent written direction to stop further performance of the Escrow Agent’s functions hereunder.  In the event written notice of default or dispute is given to the Escrow Agent by any party, or if Escrow Agent receives contrary written instructions from any party after the expiration of the Due Diligence Period, the Escrow Agent will promptly notify all parties of such notice.  Thereafter, Escrow Agent will decline to disburse funds or to deliver any instrument or otherwise continue to perform its escrow functions, except upon receipt of a mutual written agreement of the parties or upon an appropriate order of court.  In the event of a dispute, the Escrow Agent is authorized to deposit the escrow into a court of competent jurisdiction for a determination as to the proper disposition of said funds.  In the event that the funds are deposited in court, the Escrow Agent shall be entitled to file a claim in the proceeding for its costs and counsel fees, if any.

PERFORMANCE OF DUTIES.  In performing any of its duties under this Agreement, or upon the claimed failure to perform its duties hereunder, Escrow Agent shall not be liable to anyone for any damages, losses or expenses which may occur as a result of Escrow Agent so acting, or failing to act; provided, however, Escrow Agent shall be liable for damages arising out of its willful default or gross negligence under this Agreement.  Accordingly, Escrow Agent shall not incur any such liability with respect to (i) any good faith act or omission upon advice of counsel given with respect to any questions relating to the duties and responsibilities of Escrow Agent hereunder, or (ii) any good faith act or omission in reliance upon any document, including any written notice or instructions provided for in the Agreement, not only as to its due execution and to the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the proper person or persons and to conform with the provisions of this Agreement.

LIMITATIONS OF LIABILITY.  Escrow Agent shall not be liable for any loss or damage resulting from the following:

The effect of the transaction underlying this Agreement including without limitation, any defect in the title to the real estate, any failure or delay in the surrender of possession of the property, the rights or obligations of any party in possession of the property, the financial status or insolvency of any other party, and/or any misrepresentation of fact made by any other party;

The default, error, act or failure to act by any other party to the escrow; Any loss, loss of value or impairment of funds which have been deposited in escrow while those funds are in the course of collection or while those funds are on deposit in a depository institution if such loss or loss of value or impairment results from the failure, insolvency or suspension of a depository institution;

Any defects or conditions of title to any property that is the subject of this escrow provided, however, that this limitation of liability shall not affect the liability of First American Title Insurance Company under any title insurance policy which it has issued or may issue.  NOTE: No title insurance liability is created by this Agreement.

Escrow Agent’s compliance with any legal process including but not limited to, subpoena, writs, orders, judgments and decrees of any court whether issued with or without jurisdiction and whether or not subsequently vacated, modified, set aside or reversed.

HOLD HARMLESS.  Buyer and Seller shall indemnify the Escrow Agent and hold the Escrow Agent harmless from all damage, costs, claims and expenses arising from performance of its duties as Escrow Agent including reasonable attorneys’ fees, except for those damages, costs, claims and expenses resulting form the gross negligence or willful misconduct of the Escrow Agent.

RELEASE OF PAYMENT.  Payment of the funds so held in escrow by the Escrow Agent, in accordance with the terms, conditions and provisions of this Escrow Agreement, shall fully and completely discharge and exonerate the Escrow Agent from any and all future liability or obligations of any nature or character at law or equity to the parties hereto or under this Agreement.

NOTICES.

TO SELLER:	PHG PRATTVILLE, LLC One Alliance Center 3500 Lenox Road, Suite 625

Atlanta, Georgia 30326 Attention: Jon Kapit and Kevin Cadin Email: JKapit@peachtreehotelgroup.com Email: KCadin@peachtreehotelgroup.com

With Copies To:	Morris, Manning & Martin, LLP 3343 Peachtree Road, N.E., Suite 1600 Atlanta, Georgia 30326 Attention: Brett A. Lavoie and Alex Heaton Email: blavoie@mmmlaw.com Email: aheaton@mmmlaw.com

TO BUYER:	Attention: Email:

With Copies to:	Attention: Email:

ESCROW AGENT:	First American Title Insurance Company 6 Concourse Parkway Ste. 2000 Atlanta, Georgia 30328 Attn: Pablo Iglesias Telephone: (770)390-6547 Facsimile: (866) 735-3071

This Agreement shall be binding upon and inure to the benefit of the parties respective successors and assigns.

This Agreement shall be governed by and construed in accordance with the Laws of the State in which the Property is located.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute but one and the same instrument.

Time shall be of the essence of this Agreement and each and every term and condition hereof.

In the event a dispute arises between Buyer and Seller under this Agreement, the losing party shall pay the attorney’s fees and court costs of the prevailing party.

[Signature Page(s) to Follow.]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and sealed as of the date first stated above.

SELLER:

PHG PRATTVILLE, LLC,
a Georgia limited liability company

By:	Peachtree Hotel Group II, LLC
a Georgia limited liability company,
its Manager

By:

Name: Jatin Desai
Title: Manager

BUYER:

By:
Name:
Title:

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Title:

EXHIBIT C

Form of Deed

This instrument was prepared by: Morris, Manning & Martin, LLP 3343 Peachtree Rd. NE, Suite 1600 Atlanta, GA 30326 Attn: W. Alex Heaton, Esq. Upon Recordation Return To: Attn:	Send Tax Notice To:

STATUTORY WARRANTY DEED

STATE OF

COUNTY OF

KNOW ALL MEN BY THESE PRESENTS:

That for and in consideration of TEN DOLLARS ($10.00) AND OTHER VALUABLE CONSIDERATION to undersigned “GRANTOR”, PHG PRATTVILLE, LLC, a Georgia limited liability company, in hand paid by [BUYER, a/an State of Organization entity] (the “GRANTEE”) the receipt and sufficiency thereof is hereby acknowledged, the said GRANTOR does grant, bargain, sell and convey unto the said GRANTEE all of that certain tract or parcel of land situated in Elmore County, Alabama and more particularly described on Exhibit “A” attached hereto and made a part hereof (collectively, the “Premises”).

TO HAVE AND TO HOLD the Premises together with any and all rights, members, structures, easements, alleyways, appurtenances, improvements, trees, plants, fixtures, or privileges located thereon or appertaining thereto unto the said GRANTEE, its successors and assigns forever.

And the said GRANTOR does itself, and for its successors and assigns, covenant with said GRANTEE, their successors, heirs and assigns, that GRANTOR is lawfully seized and possessed of said Premises, that the same are free from all encumbrances except for those set forth on Exhibit “B” attached hereto and made a part hereof, that GRANTOR has good right to sell and convey the same as aforesaid; that GRANTOR will, and its successors and assigns shall, warrant and defend the same unto GRANTEE, their successors, heirs and assigns forever, against the lawful claims of all persons owning, holding or claiming by, through or under GRANTOR.

IN WITNESS WHEREOF, Grantor has caused its name to be signed to these presents as of the       day of                , 2019.

Signed, sealed and delivered	GRANTOR:
in the presence of:
PHG PRATTVILLE, LLC,
a Georgia limited liability company
Unofficial Witness
	By:	Peachtree Hotel Group II, LLC
a Georgia limited liability company,
its Manager

By:
Name: Jatin Desai
Title: Manager

STATE OF

COUNTY

I, a Notary Public, in and for said County in said State, hereby certify that Jatin Desai who as Manager of Peachtree Hotel Group II, LLC, a Georgia limited liability company, as manager for Grantor, is signed to the foregoing instrument or conveyance and who is known to me, acknowledged before me on this day that, being informed of the contents of the conveyance, he, as such officer and with full authority, executed the same voluntarily for and as the act of said limited liability company.

Given under my hand this the     day of                  , 2019.

Notary Public
Print Name
My Commission Expires:

EXHIBIT “A”

Legal Description

Lot 1C, of the recorded map of The Legends Park at Homeplace, Plat 3, being a replat of a portion of Lot 1, Legends Park at Homeplace Plat 1, as recorded in Map Book 16, Page 61, in the Probate Office of Elmore County, Alabama.

EXHIBIT “B”

Permitted Exceptions

[Match to Schedule B-II of Title Commitment.]

EXHIBIT D

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

FOR VALUABLE CONSIDERATION, receipt and adequacy of which is hereby acknowledged, the undersigned,             , a              (“Assignor”), hereby sells, transfers, assigns and conveys to             , a              (“Assignee”), the following: (1) the “Personal Property”; (2) the “Intangible Property”; and (3) all other items contemplated by Section 1.2.7 of that that certain agreement (“Purchase Agreement”) captioned “SALE AND PURCHASE AGREEMENT” dated as of                 , 2018, by and between Assignor and Assignee. The terms “Personal Property,” “Intangible Property,” “Continuing Agreements and Equipment Leases” and “Property” shall have the respective definitions set forth in the Purchase Agreement.

The covenants, agreements, representations, warranties, indemnities and limitations provided in the Purchase Agreement with respect to the property conveyed hereunder, including, but not limited to, Sections 8.3, 8.5, 8.6, 10.1, 10.2, 12.9, and 12.22, are hereby incorporated herein by this reference as if herein set out in full and shall inure to the benefit of and shall be binding upon Assignee and Assignor and their respective successors and assigns.

By its execution of this Bill of Sale, Assignment and Assumption, Assignee hereby assumes the performance of all of the obligations of Assignor, as owner of the Property, under the Continuing Agreements and Equipment Leases described on Schedule “1” attached hereto and made a part hereof and all of the obligations of Assignor, but only to the extent first arising and accruing after the delivery of the foregoing assignment.

This Bill of Sale, Assignment and Assumption may be executed in one or more identical counterparts, each of which such counterpart shall be deemed an original for all purposes and all such counterparts collectively consisting of one such Bill of Sale, Assignment and Assumption.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Assignor and Assignee have executed this Bill of Sale, Assignment and Assumption as of                     , 2018.

ASSIGNOR:

, a

By:

By:	DRAFT- NOT FOR EXECUTION
Name:
Title:

ASSIGNEE:

,

a

By:

By:	DRAFT- NOT FOR EXECUTION
Name:
Title:

SCHEDULE 1 - CONTINUING AGREEMENTS AND EQUIPMENT LEASES

EXHIBIT E

SELLER CLOSING CERTIFICATE

THIS SELLER CLOSING CERTIFICATE is made as of the       day of               , 2018, by                   , a                   (“Seller”), to                     , a                     (“Buyer”).

R E C I T A L S:

A.                                    Pursuant to that certain Sale and Purchase Agreement dated as of                  , 2018, by and between Seller and Buyer, (together with all amendments and addenda thereto, the “Agreement”), Seller has agreed to sell to Buyer the “Property” (as defined in the Agreement).

B.                                    The Agreement requires the delivery of this Seller Closing Certificate.

NOW THEREFORE, pursuant to the Agreement, Seller does hereby represent and warrant to Buyer that:

1.                                      Except as specifically set forth below, each and all of the representations and warranties of Seller contained in Section 8.1 of the Agreement are correct, in all material respects, as of the date hereof as if made on and as of the date hereof.

2.                                      Exceptions: See Exhibit A attached hereto and made a part hereof.

This Seller Closing Certificate is subject to the terms and conditions of the Agreement (including all limitations on liability and survival limitations contained therein).

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has executed this Seller Closing Certificate as of the day and year first above written.

SELLER:

, a

By:

By:	DRAFT- NOT FOR EXECUTION
Name:
Title:

EXHIBIT A - EXCEPTIONS TO SELLER’S REPRESENTATIONS AND WARRANTIES

EXHIBIT F

CERTIFICATE OF NON-FOREIGN STATUS

NON-FOREIGN AFFIDAVIT

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a U.S. Real Property Interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform                     (“Transferee”) that withholding of tax is not required upon the disposition of a U.S. Real Property Interest by                 , a                  (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

1.                                      Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and Income Tax Regulations);

2.                                      Transferor is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Code;

3.                                      Transferor’s EIN is                ; and

4.                                      Transferor’s office address is              c/o                                        .

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

[SIGNATURE PAGE FOLLOWS.]

Executed as of                  , 2018.

, a

By:	DRAFT- NOT FOR EXECUTION
Name:
Title:

EXHIBIT G

OWNER’S AFFIDAVIT

STATE OF	)	COMMITMENT NO.

COUNTY OF	)	COMMITMENT EFFECTIVE DATE:

OWNER TAX ID NUMBER:

BEFORE ME, the undersigned authority, personally appeared Jatin Desai (the “Affiant”), as Manager of PHG Peachtree Hotel Group II, LLC, a Georgia limited liability company, in its capacity as manager for PHG PRATTVILLE, LLC, a Georgia limited liability company (the “Owner”), who first being duly sworn, deposes and says, solely in his capacity described above and not individually, as follows:

1.                                      That Affiant is duly authorized to make this affidavit on behalf of the Owner.

2.                                      That the Owner is the titleholder of that certain parcel of commercial real property described in the above-referenced Title Commitment, located at 2505 Legends Dr., Prattville, Alabama, and commonly known as the “Home2 Suites by Hilton Prattville” (the “Property”) described on Exhibit A, attached hereto and incorporated herein by reference.

3.                                             That the Owner is entitled to possession of the Property, and there is no other person or entity in possession who has any right in the Property, and no persons or entity other than owner is in possession of the premises.

4.                                             That all real estate taxes, special assessments, water and sewer charges and management fees, if any, are fully paid.

5.                                             To Affiant’s knowledge, there are no unrecorded labor, mechanics’ or materialmen’s liens against the Property, and no material has been furnished to or labor performed upon the Property except such that have been paid for in full.

6.                                             Except as set forth on Exhibit B or otherwise set forth on the title commitment provided to [BUYER], under Commitment Number                        , there are no unrecorded options or contracts to purchase, contracts for deed or mortgage commitments, or unrecorded deeds, easements or rights of way for users or adverse interest with respect to the Property.

7.                                             To Affiant’s knowledge, there are no unrecorded existing tenancies, leases or other occupancies affecting the Property, and that such unrecorded tenancies, leases or other occupancies, if any, contain no options to purchase the Property or rights of first refusal, except for [to be confirmed.]

8.                                             To Affiant’s knowledge, there is no action or proceeding, including but not limited to bankruptcy, which is now pending against Owner in any State or Federal Court, nor is there any attachment, judgment or other encumbrance which may now constitute a lien upon the Property, nor, are there any claims or pending claims against Owner which may be satisfied through a lien or attachment against the Property, except for [to be confirmed.]

9.                                             That the Owner has received no written notice (except as may have been disclosed in the public records of the applicable jurisdiction) of an officially proposed or pending special assessment or a pending taking of any portion of the Property by any governmental body, and to the undersigned’s knowledge, there has been no work done on the Property, nor notice received that work is to be done on the Property by the municipality (state, county, city, borough or township), or at its direction, including but not limited to the installation of water or sewer lines or of other utilities, or for improvements such as paving or repaving of streets or alleys, or the installation of curbs and sidewalks.

10.                                      That Owner has received any and all resolutions necessary in order to authorize the conveyance and/or mortgage of the Property. Should First American Title Insurance Company request a copy of the resolutions, Owner shall furnish copies within a reasonable time period.

THIS AFFIDAVIT, is made for the purpose of inducing First American Title Insurance Company to issue a title insurance policy or other title insurance evidence, and if acting as escrow or closing agent, then to disburse any funds held as escrow or closing agent.  Owner hereby indemnifies and agrees to save harmless First American Title Insurance Company against any damages, or expenses, including attorney fees, sustained as a result of any of the foregoing matters not being true and accurate and further indemnifies First American Title Insurance Company as to defects, liens, encumbrances, adverse claims or other matters, if any, created first appearing on the public records or attaching subsequent to the effective date of the above-referenced Commitment prior to the effective date of such title insurance policy or policies or other title evidence.

Nothing in this Affidavit shall affect in any way title insurance coverage heretofore provided to Owner by First American Title Insurance Company or its affiliates, or their respective predecessors-in-interest, with respect to the Property.

[Signature Page to Follow]

Signed, sealed and delivered In the presence of:	By:	(SEAL)
Name: Jatin Desai

Unofficial Witness

Notary Public

Signature Page to Owner’s Affidavit

Exhibit A

Legal Description

Lot 1C, of the recorded map of The Legends Park at Homeplace, Plat 3, being a replat of a portion of Lot 1, Legends Park at Homeplace Plat 1, as recorded in Map Book 16, Page 61, in the Probate Office of Elmore County, Alabama.

Exhibit B

Permitted Exceptions

[Match to Schedule B-II of title commitment.]

EXHIBIT H

BUYER CLOSING CERTIFICATE

THIS BUYER CLOSING CERTIFICATE is made as of the            day of              , 2018, by                    , a                  (“Buyer”), to                      , a                        (“Seller”).

R E C I T A L S:

A.                                    Pursuant to that certain Sale and Purchase Agreement dated as of                  , 2018, by and between Seller and Buyer, (together with all amendments and addenda thereto, the “Agreement”), Seller has agreed to sell to Buyer the “Property” (as defined in the Agreement).

B.                                    The Agreement requires the delivery of this Buyer Closing Certificate.

NOW THEREFORE, pursuant to the Agreement, Buyer does hereby represent and warrant to Seller that:

1.                                      Except as specifically set forth below, each and all of the representations and warranties of Buyer contained in Section 9 of the Agreement are correct, in all material respects, as of the date hereof as if made on and as of the date hereof.

2.                                      Exceptions: See Exhibit A attached and made a part hereof.

This Buyer Closing Certificate is subject to the terms and conditions of the Agreement (including all limitations on liability and survival limitations contained therein).

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has executed this Buyer Closing Certificate as of the day and year first above written.

BUYER:

,

a

By:

By:	DRAFT- NOT FOR EXECUTION
Name:
Title:

EXHIBIT A - EXCEPTIONS TO BUYER’S REPRESENTATIONS AND WARRANTIES

EXHIBIT I

EXCEPTIONS TO SELLER’S REPRESENTATIONS AND WARRANTIES

None.

EXHIBIT J

AGREEMENTS AND EQUIPMENT LEASES

Vendor	Description
ATT	Stay Connected $3.50 per room
Windstream	Local/LD/WAN Equipment
Direct TV	Guest Room TV
Mood Media	Lobby Music
Capitol	Printer/fax Lease
Ecolab	Pest Control
Ecolab	Pool equipment
SLM Waste/ Waste Management	Dumpster Service
Phoenix Lawns	Landscaping
Uniguest	Computer Software and Printers
Diversified Alarm	Fire alarm monitoring
Scent Air	Lobby Scent
Schindler	Elevator quarterly maintenance

EXHIBIT K

DEVELOPMENT RESTRICTION AGREEMENT

Development Restriction Agreement

THIS DEVELOPMENT RESTRICTION AGREEMENT (“Agreement”) is entered into this     day of                 , 2019 by PHG PRATTVILLE, LLC, a Georgia limited liability company (“Seller”) in connection with that certain Sale and Purchase Agreement for the purchase of the Home2 Suites by Hilton Prattville, located at 2505 Legends Drive, Prattville, Alabama 36066 (“Hotel”), dated May    , 2019 (as amended, the “Purchase Agreement”), by and between Seller and [Lodging Fund REIT III OP, LP a Delaware limited partnership] (“Purchaser”).

WHEREAS, as a material inducement for Purchaser to purchase the Hotel, Seller agreed to enter into this Agreement for the benefit of Purchaser; and

NOW, THEREFORE, in consideration of the recitals, Purchaser’s purchase of the Hotel pursuant to the Purchase Agreement, Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller agrees as follows:

1.                                      Incorporation.  The foregoing recitals are incorporated into this Agreement as if fully restated herein.

2.                                      Restrictive Covenant.  Seller covenants and agrees that neither Seller nor any parent, subsidiary, or affiliate of Seller, nor any entity controlled directly, under common control with or indirectly controlled by a principal owner, director, officer, partner or limited partner of Seller (collectively, the “Seller Parties”), shall own any interest in a business or entity engaged to develop, construct, and/or manage a Restricted Hotel (as defined below) within a five (5) mile radius of the Hotel for a period of two (2) years from the date of Closing of Purchaser’s purchase of the Hotel pursuant to the Purchaser Agreement.  “Restricted Hotel” shall mean any brand of hotel/motel developed, constructed, and/or managed after the Closing Date (as defined in the Purchase Agreement).  Notwithstanding anything in this Agreement or in the Purchase Agreement to the contrary, this Agreement shall not restrict (1) brokerage or similar services; (2) any management or operations services supplied to the Holiday Inn Express & Suites Prattville located at 203 Legends Drive, Prattville, Alabama 36066; (3) any debt financing provided by a Seller Party (expressly including without limitation, Stonehill Strategic Capital) to an unrelated third party owner or developer of a Restricted Hotel, and the subsequent ownership and management of such Restricted Hotel by such lending party pursuant to foreclosure or deed in lieu thereof; and (4) any equity investment by a Seller Party (expressly including, without limitation, Stonehill Strategic Capital) in an unrelated third party entity that owns or develops a Restricted Hotel, provided the investing party does not control the day-to-day operations of such third party entity.

3.                                      Breach. Seller agrees that, in the event of a breach of any of the covenants contained herein, the nature, amount and extent of resulting damages will be difficult, if not impossible, to determine and is not capable of exact computation and calculation.  Accordingly,

Seller agrees that the rights of Purchaser may be enforced by equitable remedies including, without limitation, an injunction issued by a court of competent jurisdiction enjoining and restraining Seller from engaging in any activities or practices which constitute a breach of this Agreement and covenant not to compete, as well as any other legal or equitable remedy Purchaser may have as a result of a breach of this Agreement and covenant, including, without limitation, punitive or consequential damages.  Seller further agrees that Seller shall pay any and all attorneys’ fees, expenses and court costs involved in the prosecution by Purchaser of any action it maintains to compel compliance with the terms of this Agreement or to collect damages for breach.

4.                                      Interpretation. The covenants and agreements of Seller set forth herein shall not be held invalid or unenforceable because of the scope of the territory or actions subject hereto or restricted hereby, or the period of time within which such covenants and agreements are operative, but the maximum territory and actions subject to such covenants and agreements, and the period of time in which such covenants and agreements are enforceable, shall be subject to determination by a final judgment of any court of competent jurisdiction.

5.                                      Binding Effect. This Agreement shall be binding upon Seller and its successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed by Seller on the date and year first above written.

SELLER:

PHG PRATTVILLE, LLC,
a Georgia limited liability company

By:	Peachtree Hotel Group II, LLC
a Georgia limited liability company,
its Manager

By:
Name: Jatin Desai
Title: Manager